    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1996


                                            REGISTRATION STATEMENT NO. 333-07917

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                   UNDER THE
                             SECURITIES ACT OF 1933
                 ---------------------------------------------

                              SPARTECH CORPORATION
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                43-0761773
              (State or other jurisdiction                                     (IRS Employer
            of incorporation or organization)                               Identification No.)

                       7733 FORSYTH BOULEVARD, SUITE 1450
                           ST. LOUIS, MISSOURI 63105
                                 (314) 721-4242
          (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                 ---------------------------------------------
                                DAVID B. MUELLER
              EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

                              SPARTECH CORPORATION
                       7733 FORSYTH BOULEVARD, SUITE 1450
                           ST. LOUIS, MISSOURI 63105
                                 (314) 721-4242
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)
                 ---------------------------------------------
                        Copies of all communications to:

               Albert F. Bender, III, Esq.                               Peter D. Van Cleve, Esq.
          Armstrong, Teasdale, Schlafly & Davis                               Bryan Cave LLP
           One Metropolitan Square, Suite 2600                      One Metropolitan Square, Suite 3600
                St. Louis, Missouri 63102                                St. Louis, Missouri 63102
                     (314) 621-5070                                           (314) 259-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:
/ /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy not shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1996


                                6,000,000 Shares

                         [SPARTECH CORPORATION LOGO]
                                  Common Stock
                                ($.75 par value)

                               ------------------

Of the Shares offered hereby (the "Offering"), 3,000,000 shares are being sold by Spartech Corporation ("Spartech" or the "Company") and 3,000,000 shares are being sold by the Selling Stockholders named herein under "Principal and
  Selling Stockholders" (the "Selling Stockholders"). The Company will not receive any of the proceeds of shares sold by the Selling Stockholders.
   The Common Stock is listed on the New York Stock Exchange under the symbol "SEH." On August 27, 1996, the reported last sale price of the Common Stock on the New York Stock Exchange Composite Tape was $10 per share.


                               ------------------

      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 9 HEREIN.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                                         Underwriting                     Proceeds to
                                           Price to      Discounts and    Proceeds to       Selling
                                            Public        Commissions      Company(1)     Stockholders
                                         ------------    -------------    ------------    ------------
Per Share.............................        $                $               $               $
Total(2)..............................   $               $                $               $


(1) Before deduction of expenses payable by the Company estimated at $300,000.

(2) One of the Selling Stockholders has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 900,000 additional shares to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will be
    $        , Underwriting Discounts and Commissions will be $        ,
    Proceeds to the Company will be $        , and Proceeds to Selling
    Stockholders will be $        .

                               ------------------


     The Shares are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the Shares will be ready
for delivery on or about             , 1996, against payment in immediately
available funds.


CS First Boston                                        A.G. Edwards & Sons, Inc.

             The date of this Prospectus is                , 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                            ------------------------


     The Company's principal executive offices are located at 7733 Forsyth Boulevard, Suite 1450, Clayton, Missouri 63105-1817, telephone (314) 721-4242.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements, and related notes, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Unless otherwise indicated, all references to any "year" shall mean the fiscal year of the Company which ends on the Saturday closest to October 31, and all references to the Company and Spartech shall mean Spartech Corporation, a Delaware corporation, and its subsidiaries.

                                  THE COMPANY

     The Company is a leading producer of engineered thermoplastic materials and polymeric compounds for a wide spectrum of manufacturing customers. The Company's 15 nationwide facilities produce annually more than 400 million pounds of extruded sheet & rollstock and specialty plastic alloys, compounds and color concentrates. Spartech's business is conducted through two operating groups: the Extruded Sheet & Rollstock Group and the Merchant Compounding Group.

     Spartech's Extruded Sheet & Rollstock Group operates 11 plants nationwide under the name Spartech Plastics and is the largest extruder of rigid plastic sheet & rollstock in North America according to the Plastics News 1995 annual ranking. Spartech Plastics' finished products are generally thermoformed by its customers for use in a myriad of items including vehicle interiors, signs, spas and showers, materials handling and packaging products, burial vault liners, boats and refrigerators.

     Spartech's Merchant Compounding Group operates four plants under the names Spartech Compounding and Spartech Vy-Cal Plastics. This group's custom-designed plastic alloys, compounds, color concentrates and calendared film are utilized by a large number of manufacturing customers for specialized footwear, shutters, loose leaf binders, cosmetic packaging products and numerous other plastic applications.


     In 1984, the Company began a restructuring program designed to expand its plastics processing business and dispose of all non-plastics assets. Since that time, the Company has completed eight acquisitions, including the May 1996 acquisition of Portage Industries Corporation ("Portage"). In the past three years, the Company's total annual sales have grown at a compound annual growth rate of approximately 28% from $168.8 million in 1992 to $352.3 million in 1995. Since the beginning of 1992, the Company has recorded 19 consecutive quarters of earnings improvement over the comparable prior year's quarter. Annual net earnings and fully diluted earnings per share have grown from $4.2 million to $14.5 million and from $0.21 to $0.60, respectively, during that same period, representing compound annual growth rates in excess of 40%. The Company estimates that internal sales (excluding growth from acquisitions) have grown at a compound annual growth rate of approximately 15% during the three years from 1992 to 1995.


INDUSTRY OVERVIEW

     The plastics industry consists of a broad group of companies, including primary resin producers and compounders, intermediate processors and end-product manufacturers. The overall industry in the United States is estimated to have produced 78.7 billion pounds of plastic in 1995, according to the Society of Plastics Industry, Inc., Facts & Figures of the U.S. Plastics Industry. The Company operates principally in the extruded sheet & rollstock and thermoplastic compound niches of the industry, converting resins to custom rigid plastic sheet or specialized compound materials. Alternative processes in the industry include profile extrusion, blow molding, injection molding, and blown & calendared film. Since 1992, the United States plastics industry overall has grown by an estimated compound annual growth rate of 5.8%, according to the Society of Plastics Industry, Inc., Facts & Figures of the U.S. Plastics Industry.

     A major trend within the industry, and the principal factor driving its growth, is the ongoing transition from the use of other materials to recyclable thermoplastics. Plastics are replacing wood, glass and metals as the raw material of choice for many products, as manufacturers seek to reduce costs, improve product performance and address environmental issues through the use of recyclable materials. This trend has been evident for some time in the thin-gauge segment of the plastics market but is only now beginning to impact heavy-gauge demand. Heavy-gauge plastics are replacing other materials in products such as automobile parts, slides, lawn mower components, camper tops, pallets, wheel covers and truck bumpers. Sales of heavy gauge thermoplastic products represented a majority of the Company's annual revenues over the past three years.

     Another significant trend within the plastics industry is consolidation. A large percentage of the plastics manufacturers in the United States are small, regional operations that generate less than $50 million in annual sales. Many of the small plastics businesses created during the 1960s are seeking buyers as their founders approach retirement age. Due to the size and breadth of its operations, the Company is well positioned to increase market share through selective acquisitions which leverage its purchasing power, technical expertise and operating efficiencies.

BUSINESS STRATEGY

     The Company's business strategy focuses on balanced revenue growth through both internal means -- new product development and product transformation initiatives -- and strategic acquisitions. Additionally, the Company's operating plan emphasizes ongoing cost containment and productivity improvement efforts to increase operating earnings and further enhance stockholder returns. Key elements of the Company's business strategy include:

- - LEADING MARKET POSITION -- Spartech is the largest extruder of rigid plastic sheet & rollstock in North America according to the Plastics News 1995 annual ranking. The Company utilizes its leading market position to drive new product development and product transformation initiatives with both customers and suppliers and to obtain economies of scale, particularly in the areas of purchasing and production. As a result of its broad geographic presence, the Company is also one of the few custom extruders of rigid plastic sheet & rollstock able to provide service on a nationwide basis.


- - ONGOING PRODUCTIVITY IMPROVEMENTS -- The Company has made substantial investments in new equipment both to expand capacity to support revenue growth and to upgrade facilities to improve productivity. Capital expenditures for 1995 and 1994 were $10.0 million and $8.2 million, respectively, approximately twice depreciation for those same periods. These expenditures have expanded capacity and contributed to the reduction of conversion costs (manufacturing labor and overhead costs). Conversion costs per pound have decreased by approximately 5% from 1993 to 1995. Capital expenditures are projected to be approximately $9.5 million in 1996.



- - EXPANDING LINE OF PRODUCTS AND CAPABILITIES -- The Company believes it is the broadest line supplier of extruded sheet & rollstock, processing more types of resin than any other North American supplier. The Company works closely with its customers to provide products which meet their evolving needs and seeks to differentiate itself from its competitors by emphasizing consistent product quality and outstanding customer service. The Company's sales force consists of approximately 50 individuals in direct sales and 40 individuals in customer service support functions. Spartech's salespeople are knowledgeable about a wide range of raw material resin types used for a variety of applications. The Company capitalizes on the technical expertise of its sales force to provide cost effective, innovative solutions for its customers. As the Company expands its product line through strategic acquisitions, it is able to expand the range of products it can offer to its existing customers, further strengthening key supplier partnerships.


- - DIVERSIFIED CUSTOMER BASE AND GEOGRAPHIC PRESENCE -- The Company sells to approximately 2,400 customers operating in a broad range of industries located throughout North America. This customer and geographic diversity helps minimize Spartech's exposure to economic downturns. Spartech's 15 plants across the United States position the Company close to the marketplace, enabling efficient delivery and promoting continuous customer contact.

- - PRODUCT TRANSFORMATIONS -- The Company drives internal sales growth by actively working with its customers and suppliers in the transition of products from traditional materials -- wood, metal and glass -- to high performance and less expensive recyclable thermoplastics. This trend of transforming products to thermoplastic materials is impacting many industries and creating growth and diversification opportunities for Spartech. For example, materials handling products previously made of wood and cardboard, such as pallets and specialty packaging, are being replaced with lighter weight, more customized thermoplastic sheet. Shutters, siding, gutters, bathtubs and spas for the housing industry, previously manufactured from wood, fiberglass and metal, are also being made more durable with thermoplastics.

- - STRATEGIC ACQUISITIONS -- The size and breadth of Spartech's operations position the Company well for expansion through selective acquisitions in the consolidating plastics industry. In evaluating acquisition opportunities, Spartech looks for candidates that can complement its existing product lines and extend its geographic coverage. Spartech considers acquisitions only within the plastics industry, with a special emphasis on companies producing specialty or value-added thermoplastic products. Spartech focuses on acquiring profitable operations that can benefit from its operating efficiencies and purchasing capabilities. The pending acquisition of the extrusion, color and molding assets of Hamelin (as defined below) is expected to increase the Company's production capacity by approximately 20% and annual sales by approximately $80 million based on sales for Hamelin's fiscal year ended April 30, 1996.

                            THE HAMELIN ACQUISITION


     On June 7, 1996, Spartech entered into an agreement (the "Purchase Agreement") with Hamro Group Inc., a Quebec corporation, its subsidiary, Hamelin Group Inc., a Quebec corporation, and Hamelin Group's subsidiary, Hamelin Industries Inc., an Indiana corporation (Hamro, Hamelin Group and Hamelin Industries are hereinafter referred to collectively as "Hamelin"), pursuant to which, if all conditions to closing are satisfied or waived, Spartech will acquire substantially all of the assets of Hamelin Group and Hamelin Industries (the "Hamelin Acquisition"). Hamelin is a Canadian based manufacturer of extruded plastic sheet, color concentrates and molded food packaging, industrial and housewares products. Spartech believes that the Hamelin Acquisition will strengthen its extruded sheet & rollstock and compounding groups by extending their geographic presence, enhancing their technological capabilities and expanding their product lines. In addition, Hamelin's molding operations will complement the recently acquired Portage operations which participate in the growing plastics packaging industry, as well as allow Spartech to enter new markets. For the three years ended April 30, 1994, 1995 and 1996, Hamelin had gross sales of $67.4 million, $78.8 million and $79.7 million, respectively. Hamelin operates with the Canadian Dollar as its functional currency. For the purposes of presenting the dollar amounts contained in this sub-section, Canadian dollars have been converted into United States dollars at an exchange rate of .7275 (the exchange rate reported as of August 3, 1996 in the Wall Street Journal). See Financial Statements of Hamelin and "Pro Forma Financial Data."



     In addition to the assumption of certain liabilities of Hamelin (estimated to be $8.2 million at July 27, 1996), Spartech will pay to Hamelin a base purchase price of $57.1 million. The base purchase price will be adjusted based on Hamelin's working capital, capital expenditures and related matters as of the closing date. The Purchase Agreement provides that the closing will occur on a date not later than September 30, 1996 (the "Closing Date"). The respective obligations of Spartech and Hamelin to effect the closing are subject to the satisfaction, at or prior to closing, of certain conditions to closing, including the receipt of third party consents and other customary matters.

                                 THE FINANCING

     In addition to the Offering, the Company expects to raise approximately $30 million of additional financing for the Hamelin Acquisition through additional borrowings under its existing credit agreement or other private debt financings (the "Debt Financing"). The Offering and the Debt Financing are together referred to herein as the "Financing." The closing of the Financing and the Hamelin Acquisition will occur simultaneously, and the closing of the Offering is conditioned upon the closing of the Hamelin Acquisition.

                                  THE OFFERING


Common Stock offered by:
  The Company................................   3,000,000 shares
  Selling Stockholders.......................   3,000,000 shares
                                                6,000,000 shares
Common Stock to be outstanding immediately
  after the Offering.........................   26,460,002 shares (a)
Use of Proceeds..............................   The net proceeds to the Company of the
                                                Offering, together with the net proceeds of
                                                the Debt Financing, will be used to pay the
                                                Hamelin Acquisition purchase price. See "Use
                                                of Proceeds," "The Financing," and "Business
                                                -- The Hamelin Acquisition."
NYSE Symbol..................................   SEH


- -------------------------

(a) Does not include 2,207,062 shares as of August 3, 1996 issuable upon exercise of stock options granted, or 1,664,000 additional shares available for the grant of future options, under the Company's stock option plans.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following summary historical and pro forma financial information should be read in conjunction with the financial information in the historical financial statements of Spartech and Hamelin included elsewhere herein. The unaudited pro forma combined income statement data for the fiscal year ended October 28, 1995, and for the nine months ended August 3, 1996, gives effect to the acquisitions of Hamelin and Portage, the consummation of the Financing and the application of the net proceeds therefrom as if such events had occurred at October 30, 1994. The unaudited pro forma combined balance sheet data at August 3, 1996 gives effect to the acquisition of Hamelin, the consummation of the Financing and the application of the net proceeds therefrom as if such events had occurred at August 3, 1996. The pro forma combined information is based on the historical financial statements of Spartech, the historical financial statements of Portage, and the historical financial statements of Hamelin after giving effect to the transactions and adjustments described in the notes to the Pro Forma Financial Data appearing elsewhere herein. The pro forma information may not be indicative of future financial position or financial position that would have been reported had the transactions been completed as of the dates assumed and do not project Spartech's financial position or results of operations at any future date or for any period then ending.



                                                                                              PRO FORMA
                                                                                               COMBINED
                                              FISCAL YEAR ENDED OCTOBER                        FOR YEAR
                               --------------------------------------------------------         ENDED
                                 1991        1992        1993        1994        1995      OCTOBER 28, 1995
                               --------    --------    --------    --------    --------    ----------------
                                   (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
INCOME STATEMENT DATA:
  Net Sales.................   $155,710    $168,800    $189,401    $256,593    $352,273        $464,983
  Percent Change in Net
     Sales from Prior
     Year...................       (6.2)%       8.4%       12.2%       35.5%       37.3%             NM
  Operating Earnings from
     Continuing
     Operations.............   $    774    $  9,178    $ 10,569    $ 16,410    $ 24,604        $ 36,120
  Operating Margin..........        0.5%        5.4%        5.6%        6.4%        7.0%            7.8%
  Net Earnings from
     Continuing Operations
     (a)....................   $ (5,714)   $  4,220    $  6,716    $ 10,835    $ 14,534        $ 19,481
  Earnings Per Share (fully
     diluted) (a)...........   $  (1.85)   $    .21    $    .30    $    .46    $    .60        $    .72
  Dividends Per Share.......   $     --    $     --    $     --    $     --    $    .09              NM
RATIO ANALYSIS:
  Return on Equity (a)(b)...         NM        11.4%       15.8%       20.8%       22.3%
  Total Long-Term Debt as a
     Percentage of Total
     Capitalization.........       92.9%       51.1%       44.2%       38.5%       45.2%

                                                                                             PRO FORMA
                                                                                              COMBINED
                                                                                              FOR NINE
                                                             NINE MONTHS ENDED (C)             MONTHS
                                                         -----------------------------         ENDED
                                                          JULY 29,         AUGUST 3,         AUGUST 3,
                                                            1995              1996              1996
                                                         -----------      ------------      ------------
                                                           (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE
                                                                              DATA)
INCOME STATEMENT DATA:
  Net Sales...........................................    $ 265,798         $287,019          $363,222
  Percent Change in Net Sales from Prior Year.........         45.0%             8.0%              N/A
  Operating Earnings from Continuing Operations.......    $  18,424         $ 25,307          $ 33,791
  Operating Margin....................................          6.9%             8.8%              9.3%
  Net Earnings from Continuing Operations (a).........    $  10,895         $ 13,581          $ 17,421
  Earnings Per Share (fully diluted) (a)..............    $     .45         $    .55          $    .63
  Dividends Per Share.................................    $     .06         $    .11               N/A



                                                                                             PRO FORMA
                                                                                            COMBINED AT
                                                         AT JULY 29,      AT AUGUST 3,       AUGUST 3,
                                                            1995            1996(D)             1996
                                                         -----------      ------------      ------------
                                                                  (IN THOUSANDS, EXCEPT RATIOS)
BALANCE SHEET DATA:
  Working Capital.....................................    $  36,355         $ 53,053          $ 62,949
  Total Assets........................................    $ 175,001         $214,403          $283,177
  Total Long-Term Debt................................    $  53,965         $ 75,250          $104,478
  Total Stockholders' Equity..........................    $  68,642         $ 82,007          $110,870
  Total Long-Term Debt as a Percentage of Total
     Capitalization...................................         44.0%            47.9%             48.5%


- -------------------------

(a) Net earnings from continuing operations reflects an effective tax rate of 10% for 1992, 7% for 1993, 18% for 1994, 26% for 1995 and 38% for the first nine months of 1996. The effective tax rate for 1991 is not meaningful.



(b) Represents net earnings divided by average equity. The 1992 return on equity has been adjusted to reflect a debt-to-equity restructuring, which resulted in the exchange of $30.2 million of the Company's subordinated debt for new issues of preferred and common stock, as if such restructuring was completed as of the beginning of 1992.



(c) The Company's fiscal year ends on the Saturday closest to October 31. Fiscal year 1996 will include 53 weeks compared to 52 weeks in 1995. As a result, the nine months ended August 3, 1996 consists of 40 weeks, compared to 39 weeks for the corresponding 1995 period.



(d) The Portage Acquisition was effective May 9, 1996 and is therefore included in the Historical Spartech balance sheet as of August 3, 1996.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors, in addition to all of the other information appearing or incorporated by reference in this Prospectus, in evaluating an investment in the Common Stock. In particular, prospective investors should note that this Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The factors listed below represent certain important factors the Company believes could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect the Company. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company to a greater extent than indicated.

COST AND AVAILABILITY OF RAW MATERIALS

     The Company uses large amounts of plastic resins in its manufacturing processes. Such resins are crude oil or natural gas derivatives and are to some extent affected by supply, demand and price trends in the petroleum industry. While the Company seeks to match cost increases with corresponding price increases, large increases in the costs of these raw materials could materially and adversely affect the Company's operating margins. In addition, any major disruptions in the availability of petroleum or natural gas to the Company's suppliers could adversely impact the availability of the resins used in the Company's manufacturing process and could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business
- -- Raw Materials."

COMPETITION

     The industries in which the Company competes are highly competitive. Since the Company manufactures a wide variety of products, it competes in different areas with many other companies, some of which are much larger than the Company and have more extensive production facilities, larger sales and marketing staffs, and substantially greater financial resources than the Company. The industries in which the Company competes are also periodically characterized by oversupply and intense price competition. The Company competes generally on the basis of price, product performance and customer service. There can be no assurance that the Company will be able to continue to compete successfully in such markets or to apply its strengths successfully to new markets. In addition, the Company may experience competition from new entrants into the markets that it serves and increased competition from companies offering products based on alternative technologies and processes that may be competitive or superior in price and performance to those of the Company.

     Several of the Company's customers have, or upon expansion may acquire, extrusion machinery. Moreover, some customers may be large enough to justify building their own molds and shifting from thermoforming to an injection molding process. Any material reduction in orders to the Company by its customers as a result of a shift to in-house processing facilities could adversely affect the Company's business, financial condition or results of operations. See "Business
- -- Competition."

LEVERAGE


     The Company's consolidated long-term indebtedness was approximately $75 million at August 3, 1996, or approximately 48% of total consolidated capitalization. On a pro forma basis, giving effect to the Financing and the application of the net proceeds therefrom in connection with the Hamelin Acquisition, the Company's consolidated long-term indebtedness would have been approximately $104 million at August 3, 1996, or approximately 49% of total consolidated capitalization.


     The Company's leverage and the operating and financial restrictions imposed by the instruments governing the Company's indebtedness may limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, create liens, sell assets, engage in mergers, acquisitions or joint ventures, pay cash dividends, make certain other payments or redeem stock. In addition, the Company's leverage and such restrictions could limit its ability to respond to changing business or economic conditions. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITIONS

     Acquiring businesses that complement the Company's operations has been and continues to be an important element of the Company's business strategy. Some of the Company's major competitors have similar growth strategies, and the plastics industry is consolidating rapidly. As a result, competition for suitable acquisition candidates is increasing. There can be no assurance that the Company will be able to acquire additional companies in its industry on terms favorable to the Company. Furthermore, integrating acquired businesses requires a significant amount of management time and skill and may place significant demands on the Company's operations and financial resources. There can be no assurance that the Company will be successful in integrating Hamelin, Portage or any future acquired businesses into the Company's operations. Any failure to effectively integrate such acquisitions into the Company's operations could have a material adverse effect on the Company's business, financial condition or results of operations.

     In addition, the consideration used for any future acquisitions is expected to be derived from issuances of capital stock or debt securities or from increased borrowings under the Company's credit facility. No assurance can be given that such financing will be available to the Company on satisfactory terms, or at all. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity and Capital Resources."

CONTROL BY PRINCIPAL STOCKHOLDERS

     Immediately following the completion of the Offering, Vita International Limited ("Vita") will hold approximately 33.0% of the outstanding shares of Common Stock. It is currently anticipated that The TCW Group ("TCW") will sell at least 1.9 million shares of its Spartech Common Stock in this Offering. At such level, TCW's remaining shares of Common Stock will represent approximately 19.4% of the shares of Common Stock outstanding immediately following the completion of the Offering. As a result, Vita and TCW, if they choose to act in concert, would continue to be in a position to effectively control the management and policies of the Company. See "Management" and "Principal and Selling Stockholders."

SEASONALITY

     The Company's sales are seasonal in nature. Fewer orders are placed and less manufacturing activity occurs during the November through January period. The seasonal variation tends to track the manufacturing activities of the Company's various customers in each region. See "Management's Discussion and Analysis of Financial Position and Results of Operations."

POTENTIAL COSTS OF ENVIRONMENTAL COMPLIANCE

     The Company's operations are subject to numerous federal, state, local and provincial laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Although the Company does not presently anticipate that any material expenditures will be required to enable it to comply with presently existing laws or regulations, future costs for environmental compliance cannot be predicted with precision. Modifications of existing environmental regulations, the adoption of new environmental regulations in the future or unanticipated enforcement actions, particularly with respect to environmental and safety standards, could require material capital expenditures or otherwise have a material adverse effect on the Company's business, financial condition or results of operations. See "Business
- -- Government Regulation."

                                 THE FINANCING

     In addition to the Offering, the Company expects to raise approximately $30 million of additional financing for the Hamelin Acquisition through additional borrowings under its existing credit agreement or other private debt financings (the "Debt Financing"). The proceeds to the Company from the Offering and the Debt Financing are together referred to herein as the "Financing." The closing of the Financing and the Hamelin Acquisition will occur simultaneously, and the closing of the Offering is conditioned upon the closing of the Hamelin Acquisition.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering (after deducting estimated underwriting discounts, commissions and offering expenses) are estimated to be approximately $28.9 million, assuming a public offering price of $10.25 per share, the reported closing price on August 22, 1996. The Company intends to use such proceeds, together with the net proceeds from the Debt Financing, to pay the Hamelin Acquisition purchase price. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. In the event the Underwriters exercise the over-allotment option granted them by one of the Selling Stockholders, the Company will not receive any of the proceeds from the sale of such shares.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock commenced trading on the New York Stock Exchange ("NYSE") on December 7, 1994. Prior to December 7, 1994, the Common Stock was traded on the American Stock Exchange ("Amex"). The following table sets forth, for the periods indicated, the high and low closing sales prices per share of the Common Stock as reported on the composite tape of the NYSE and Amex, as applicable, and dividends declared per share.


                                                                                   DIVIDENDS
                            FISCAL YEARS                         HIGH      LOW     DECLARED
        -----------------------------------------------------   ------    -----    ---------
        1994
          First Quarter......................................   $ 4 13/16 $3 9/16      --
          Second Quarter.....................................   $ 5 3/4   $4 1/8       --
          Third Quarter......................................   $ 5       $4 1/8       --
          Fourth Quarter.....................................   $ 6       $4 1/8       --
        1995
          First Quarter......................................   $ 5 3/4   $4 7/8       --
          Second Quarter.....................................   $ 6 5/8   $5 1/8      .03(a)
          Third Quarter......................................   $ 6 5/8   $5 5/8      .03
          Fourth Quarter.....................................   $ 7 3/4   $6 3/8      .03
        1996
          First Quarter......................................   $ 7 3/8   $6          .03
          Second Quarter.....................................   $10 1/8   $6 7/8      .04
          Third Quarter......................................   $11 7/8   $9 1/4      .04
          Fourth Quarter (through August 22, 1996)...........   $10 1/4   $9 5/8       --


- -------------------------
(a) Represents special three cent per share dividend declared just following the close of the Company's second quarter.


     On August 22, 1996, the reported closing price of the Common Stock on the NYSE was $10.25 per share. As of August 22, 1996, there were approximately 5,000 holders of record of the Common Stock.


     The declaration and payment by the Company of dividends on the Common Stock are at the discretion of the Board of Directors of the Company and depend upon the Company's profitability, financial condition, capital needs, future prospects and other factors deemed relevant by the Board of Directors. The current policy of the Company is to pay dividends on a quarterly basis, subject to those restrictions contained in the Company's bank credit facility and the agreement governing the Company's outstanding senior notes due 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the unaudited consolidated short-term debt, long-term debt and capitalization (i) of the Company at August 3, 1996, and (ii) as adjusted to give effect to the acquisition of Hamelin, the Financing and the application of the net proceeds therefrom (assuming a public offering price of $10.25 per share, the reported closing price on August 22, 1996), as if such transactions had occurred on August 3, 1996. The table should be read in conjunction with the Consolidated Financial Statements of the Company and Hamelin, and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.



                                                                             AUGUST 3, 1996
                                                                       ---------------------------
                                                                                   AS ADJUSTED FOR
                                                                                   HAMELIN AND THE
                                                                        ACTUAL      FINANCING (A)
                                                                       --------    ---------------
                                                                          (IN THOUSANDS, EXCEPT
                                                                                 RATIOS)
Short-term debt:
  Loans and current portion of long-term debt.......................   $    550       $     903
                                                                       ========       =========
Long-term debt......................................................     75,250         104,478
                                                                       --------       ---------
Stockholders' equity:
  Common Stock, $.75 par value, 35,000,000 shares authorized,
     23,609,090 shares issued (as adjusted, 26,609,090 shares
     issued) (b)....................................................     17,706          19,956
  Contributed capital...............................................     66,772          93,385
  Retained deficit..................................................     (1,098)         (1,098)
  Treasury stock, at cost, 149,088 shares...........................     (1,373)         (1,373)
                                                                       --------       ---------
     Total stockholders' equity.....................................     82,007         110,870
                                                                       --------       ---------
       Total capitalization.........................................   $157,257       $ 215,348
                                                                       ========       =========
Total Long-Term Debt as a percentage of Total Capitalization........         48%             49%
                                                                       ========       =========


- -------------------------

(a) Adjustments assume (i) the estimated net proceeds to the Company of the Offering will be $28.9 million, (ii) the estimated net proceeds from the Debt Financing will be $30.0 million, and (iii) the estimated net proceeds to the Company from the Financing in excess of the cash purchase price for the Hamelin Acquisition (approximately $.8 million) will be utilized to pay down existing Spartech bank borrowings.



(b) Does not include 2,207,062 shares as of August 3, 1996 issuable upon exercise of stock options granted or 1,664,000 additional shares available for the grant of future options under the Company's stock option plans.

                            PRO FORMA FINANCIAL DATA


     The following unaudited pro forma combined condensed balance sheet at August 3, 1996 gives effect to the acquisition of Hamelin, the consummation of the Financing and the application of the net proceeds therefrom as if such events had occurred at August 3, 1996, and the unaudited pro forma combined condensed statement of operations for the fiscal year ended October 28, 1995, and for the nine months ended August 3, 1996, give effect to the acquisitions of Hamelin and Portage, the consummation of the Financing and the application of the net proceeds therefrom as if such events had occurred at October 30, 1994.



     The pro forma financial information should be read in conjunction with the historical financial statements of the Company and the historical financial statements of Hamelin included elsewhere herein. The pro forma information may not be indicative of future financial position or financial position that would have been reported had the transactions been completed as of August 3, 1996, and is not necessarily indicative of future earnings or earnings that would have been reported for the periods indicated had the transactions been completed at October 30, 1994. Further, the pro forma combined condensed statement of operations for the nine months ended August 3, 1996, should not necessarily be taken as indicative of the results to be expected for a full year.


                              UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET

                               AT AUGUST 3, 1996

                                 (IN THOUSANDS)


                                                  HISTORICAL     HISTORICAL     PRO FORMA       PRO FORMA
                                                  SPARTECH(A)    HAMELIN(B)    ADJUSTMENTS      COMBINED
                                                  -----------    ----------    -----------      ---------
ASSETS:
  Cash.........................................    $   3,131      $     --       $    --        $   3,131
  Receivables, Net.............................       55,329        11,320           (48)(c)       66,601
  Inventories..................................       44,768         7,817            --           52,585
  Prepayments and Other........................        1,752           452         1,038(d)         3,242
                                                   ---------      --------       -------        ---------
       Total Current Assets....................      104,980        19,589           990          125,559
  Property, Plant and Equipment, Net...........       74,675        18,859        16,479(e)       110,013
  Goodwill.....................................       32,920            73        12,774(f)        45,767
  Other Assets.................................        1,828           341          (331)(g)        1,838
                                                   ---------      --------       -------        ---------
       Total Assets............................    $ 214,403      $ 38,862       $29,912        $ 283,177
                                                   =========      ========       =======        =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Loans and Current Portion of Long-Term
     Debt......................................          550         2,381        (2,028)(h)          903
  Accounts Payable and Accrued Liabilities.....       51,377         8,015         2,315(i)        61,707
                                                   ---------      --------       -------        ---------
       Total Current Liabilities...............       51,927        10,396           287           62,610
  Long-Term Debt...............................       75,250        14,017        15,211(j)       104,478
  Other Liabilities............................        5,219         1,671        (1,671)(k)        5,219
  Total Stockholders' Equity...................       82,007        12,778        16,085(l)       110,870
                                                   ---------      --------       -------        ---------
       Total Liabilities and Stockholders'
          Equity...............................    $ 214,403      $ 38,862       $29,912        $ 283,177
                                                   =========      ========       =======        =========


                                                   (footnotes on following page)

(footnotes from previous page)

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                        (IN THOUSANDS EXCEPT SHARE DATA)


(a) The Portage Acquisition was effective May 9, 1996 and is therefore included in the Historical Spartech balance sheet as of August 3, 1996.



(b) Hamelin operates with the Canadian Dollar (C$) as its functional currency. For the purposes of the Pro Forma balance sheet, Hamelin's historical balances have been translated using a "C$ into US$" exchange rate of .7275 (the currency exchange rate reported as of August 3, 1996 in the Wall Street Journal).



(c)  To eliminate the Hamelin tax receivable not acquired.



(d) Represents the deferred tax effects on the adjustments to accrued liabilities net of the elimination of the tax credit not acquired:



        Record deferred taxes.......................................................   $  1,140
        Eliminate income tax credit.................................................       (102)
                                                                                       --------
                                                                                       $  1,038
                                                                                       ========



(e) Represents the write up of Hamelin net property, plant and equipment to its estimated fair value.



(f) Represents the net effect of writing off the goodwill which existed prior to the acquisition and recording the excess of the purchase price over the estimated value of the assets acquired from Hamelin.


(g)  To eliminate Hamelin other assets not acquired.

(h)  To eliminate the current maturities of Hamelin's debt not assumed.


(i) Represents the net effect of the elimination of the Hamelin liabilities not assumed and the accrued liabilities recorded in connection with the acquisition:



        Hamelin liabilities not assumed.............................................   $   (686)
        Severance, vacation pay, and other accrued liabilities......................   $  3,001
                                                                                       --------
                                                                                       $  2,315
                                                                                       ========



(j) Represents the net effect of the new borrowings under the debt financing arrangements for the acquisition, the elimination of the Hamelin debt not assumed and the Offering proceeds in excess of the Hamelin purchase price used to pay down bank borrowings:



        Hamelin Debt Financing......................................................   $ 30,000
        Hamelin debt not assumed....................................................    (14,017)
        Hamelin additional Offering proceeds........................................   $   (772)
                                                                                       --------
                                                                                       $ 15,211
                                                                                       ========



(k) Represents the net effect of the elimination of Hamelin liabilities not assumed.



(l) Reflects the elimination of the Hamelin stockholders' equity and the net proceeds to the Company from the Offering:



        Eliminate Hamelin equity............................................             $(12,778)
        Record Offering:
          Gross proceeds to the Company (assuming a public offering price of
            $10.25).........................................................   30,750
          Underwriter's discount and commissions............................   (1,537)
          Direct costs of Offering..........................................     (350)
                                                                               -------
                                                                                    -
                                                                                           28,863
                                                                                         --------
                                                                                         $ 16,085
                                                                                         ========


                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                FOR THE FISCAL YEAR ENDED OCTOBER 28, 1995, AND

                      THE NINE MONTHS ENDED AUGUST 3, 1996



                                                                    YEAR ENDED OCTOBER 28, 1995
                                                 ------------------------------------------------------------------
                                                 HISTORICAL    HISTORICAL    HISTORICAL     PRO FORMA     PRO FORMA
                                                  SPARTECH      PORTAGE      HAMELIN(A)    ADJUSTMENTS    COMBINED
                                                 ----------    ----------    ----------    -----------    ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
  Net Sales...................................    $352,273      $ 35,318      $ 77,392       $    --      $464,983
  Costs and Expenses
    Cost of Sales.............................     302,394        31,059        66,055        (4,968)(c)   394,540
    Selling and Administrative................      24,545         2,829         7,101        (1,441)(d)    33,034
    Goodwill Amortization.....................         730           105             4           450(e)      1,289
                                                  --------      --------      --------       -------      --------
  Operating Earnings from Continuing
    Operations................................      24,604         1,325         4,232         5,959        36,120
  Interest Expense............................       4,960           259         2,255         1,250(f)      8,724
  Other Expense (Income)......................          --            --          (227)           --          (227 )
                                                  --------      --------      --------       -------      --------
  Earnings Before Provision for Income
    Taxes.....................................      19,644         1,066         2,204         4,709        27,623
    Provision for Income Taxes................       5,110           437           680         1,915(g)      8,142
                                                  --------      --------      --------       -------      --------
  Net Earnings from Continuing Operations.....      14,534           629         1,524         2,794        19,481
    Preferred Stock Accretion.................      (1,098)           --            --            --        (1,098 )
                                                  --------      --------      --------       -------      --------
  Net Earnings Applicable to Common Stock and
    Equivalents...............................    $ 13,436      $    629      $  1,524       $ 2,794      $ 18,383
                                                  ========      ========      ========       =======      ========
  Weighted Average Shares:
    Primary...................................      16,858                                     3,000        19,858
                                                  ========                                   =======      ========
    Fully Diluted.............................      24,111                                     3,000        27,111
                                                  ========                                   =======      ========
PER SHARE INFORMATION:
  Net Earnings per Share
    Primary...................................    $   0.80                                                $   0.93
                                                  ========                                                ========
    Fully Diluted.............................    $   0.60                                                $   0.72
                                                  ========                                                ========



                                                                  NINE MONTHS ENDED AUGUST 3, 1996
                                                ---------------------------------------------------------------------
                                                HISTORICAL   PRE-ACQUISITION    HISTORICAL    PRO FORMA     PRO FORMA
                                                 SPARTECH      PORTAGE(B)       HAMELIN(A)   ADJUSTMENTS    COMBINED
                                                ----------   ---------------    ----------   -----------    ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
  Net Sales...................................   $287,019        $18,120         $ 58,083      $    --      $363,222
  Costs and Expenses
    Cost of Sales.............................    242,954         15,948           48,633       (3,176)(c)   304,359
    Selling and Administrative................     18,139          1,516            5,482       (1,045)(d)    24,092
    Goodwill Amortization.....................        619             52                4          305(e)        980
                                                 --------        -------         --------      -------      --------
  Operating Earnings from Continuing
    Operations................................     25,307            604            3,964        3,916        33,791
  Interest Expense............................      3,577            108            1,331        1,022(f)      6,038
  Other Expense (Income)......................         --             --             (716)         545(h)       (171 )
                                                 --------        -------         --------      -------      --------
  Earnings Before Provision for Income
    Taxes.....................................     21,730            496            3,349        2,349        27,924
    Provision for Income Taxes................      8,149            203              852        1,299(g)     10,503
    Non-Controlling Interest..................         --             --                9           (9)           --
                                                 --------        -------         --------      -------      --------
  Net Earnings from Continuing Operations.....   $ 13,581        $   293         $  2,488      $ 1,059      $ 17,421
                                                 ========        =======         ========      =======      ========
  Weighted Average Shares:
    Primary...................................     24,536                                        3,000        27,536
                                                 ========                                      =======      ========
    Fully Diluted.............................     24,777                                        3,000        27,777
                                                 ========                                      =======      ========
PER SHARE INFORMATION:
  Net Earnings per Share
    Primary...................................   $   0.55                                                   $   0.63
                                                 ========                                                   ========
    Fully Diluted.............................   $   0.55                                                   $   0.63
                                                 ========                                                   ========


                                                   (Footnotes on following page)

(footnotes from previous page)

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        (IN THOUSANDS EXCEPT SHARE DATA)


(a) Hamelin operates with the Canadian Dollar (C$) as its functional currency. For the purposes of the Pro Forma income statements, Hamelin's historical balances have been translated using a "C$ into US$" exchange rate of .7275 (the currency exchange rate reported as of August 3, 1996 in the Wall Street Journal).



(b) Portage was acquired by the Company on May 9, 1996. Therefore, the pre-acquisition statement of operations of Portage represents approximately six months of operations from November 1, 1995 through May 8, 1996. Pro forma adjustments related to Portage represent adjustments to this six month period prior to the acquisition.



    Results of operations of Portage subsequent to the acquisition date (May 9, 1996 through August 3, 1996) are included in the Historical Spartech statement of operations. Total sales for Portage during this period were approximately $8.5 million.



(c) Represents the reduction in costs of materials and conversion costs related to the effect of Spartech's contractual arrangements and the change in depreciation expense for the estimated fair value of plant assets, and the elimination of non-recurring severance and salary:



                                                                         YEAR           NINE MONTHS
                                                                        ENDED              ENDED
                                                                   OCTOBER 28, 1995    AUGUST 3, 1996
                                                                   ----------------    --------------
        Reduction in costs of sales.............................       $ (2,874)          $ (1,855)
        Change in depreciation expense..........................         (1,706)            (1,168)
        Nonrecurring severance and salary.......................           (388)              (153)
                                                                        -------            -------
                                                                       $ (4,968)          $ (3,176)
                                                                        =======            =======



(d) Represents the elimination of the management fee and related expenses of previous owner, the change in depreciation expense on office assets, reductions for duplicate administrative expenses and the elimination of the amortization on other assets not acquired from Hamelin:



                                                                         YEAR           NINE MONTHS
                                                                        ENDED              ENDED
                                                                   OCTOBER 28, 1995    AUGUST 3, 1996
                                                                   ----------------    --------------
        Elimination of Hamelin management fee...................       $   (509)          $   (382)
        Change in depreciation expense..........................           (122)               (85)
        Reduction of duplicate administrative expenses..........           (500)              (346)
        Elimination of amortization on assets not acquired from
          Hamelin...............................................           (310)              (232)
                                                                        -------            -------
                                                                       $ (1,441)          $ (1,045)
                                                                        =======            =======



(e) Represents the amortization of new goodwill from the acquisition, net of the elimination of amortization on goodwill which existed prior to the acquisition:



                                                                         YEAR           NINE MONTHS
                                                                        ENDED              ENDED
                                                                   OCTOBER 28, 1995    AUGUST 3, 1996
                                                                   ----------------    --------------
        Portage goodwill ($9,525 over 40 years less historical
          amortization).........................................       $    133           $     67
        Hamelin goodwill ($12,847 over 40 years less historical
          amortization).........................................            317                238
                                                                        -------            -------
                                                                       $    450           $    305
                                                                        =======            =======



(f) Represents interest expense at Portage on the amount of the purchase price and the increase in interest at Hamelin for the amount borrowed under the Debt Financing:



                                                                         YEAR           NINE MONTHS
                                                                        ENDED              ENDED
                                                                   OCTOBER 28, 1995    AUGUST 3, 1996
                                                                   ----------------    --------------
        Portage acquisition ($17,686 at average 6.25% LIBOR)....       $  1,105           $    553
        Debt Financing for Hamelin ($30,000 at 8%, net of
          previously recorded interest expense).................            145                469
                                                                        -------            -------
                                                                       $  1,250           $  1,022
                                                                        =======            =======



(g) To adjust the tax rate for Portage and Hamelin to 38%.



(h) To eliminate the non-recurring income from research and development investment tax credits related to Hamelin's fiscal years 1987 through 1995, received and recorded in the nine-month period ended August 3, 1996.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth, for the periods and dates indicated, selected financial data derived from the Consolidated Financial Statements of the Company for the five-year period ended October 28, 1995. The selected historical financial data for the nine months ended August 3, 1996 and July 29, 1995 are unaudited and, in the opinion of management, include all adjustments which are of a normal recurring nature necessary for a fair presentation. The information for interim periods may not be indicative of a full year's results. The Consolidated Financial Statements of the Company for the five year period ended October 28, 1995 were audited by Arthur Andersen LLP. The report of Arthur Andersen LLP appears elsewhere in this Prospectus. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes.



                                                                                                            NINE MONTHS ENDED(A)
                                                               FISCAL YEAR ENDED OCTOBER                    ---------------------
                                                --------------------------------------------------------    JULY 29,    AUGUST 3,
                                                  1991        1992        1993        1994        1995        1995        1996
                                                --------    --------    --------    --------    --------    --------    ---------
                                                                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
SUMMARY OF OPERATIONS:
  Net Sales.................................... $155,710    $168,800    $189,401    $256,593    $352,273    $265,798    $ 287,019
  Cost of Sales and Other Expenses.............  150,904     159,085     178,269     239,561     326,939     246,826      261,093
  Amortization of Intangibles..................      532         537         563         622         730         548          619
  Nonrecurring Transactions....................   (3,500)         --          --          --          --          --           --
                                                --------    --------    --------    --------    --------    --------     --------
  Operating Earnings -- Continuing
    Operations.................................      774       9,178      10,569      16,410      24,604      18,424       25,307
  Interest Expense.............................    6,201       4,495       3,350       3,125       4,960       3,779        3,577
                                                --------    --------    --------    --------    --------    --------     --------
  Earnings Before Provision for Income Taxes...   (5,427)      4,683       7,219      13,285      19,644      14,645       21,730
    Provision for Income Taxes.................      287         463         503       2,450       5,110       3,750        8,149
                                                --------    --------    --------    --------    --------    --------     --------
  Net Earnings (Loss)(b)
    Continuing Operations......................   (5,714)      4,220       6,716      10,835      14,534      10,895       13,581
    Discontinued Operations....................  (12,000)         --          --          --          --          --           --
                                                --------    --------    --------    --------    --------    --------     --------
                                                $(17,714)   $  4,220    $  6,716    $ 10,835    $ 14,534    $ 10,895    $  13,581
                                                ========    ========    ========    ========    ========    ========     ========
PER SHARE INFORMATION(B):
  Fully Diluted Earnings
    Continuing Operations...................... $  (1.85)   $    .21    $    .30    $    .46    $    .60    $    .45    $     .55
    Discontinued Operations....................    (3.17)         --          --          --          --          --           --
                                                --------    --------    --------    --------    --------    --------     --------
                                                $  (5.02)   $    .21    $    .30    $    .46    $    .60    $    .45    $     .55
                                                ========    ========    ========    ========    ========    ========     ========
  Dividends Declared per Share................. $     --    $     --    $     --    $     --    $    .09    $    .06    $     .11
                                                ========    ========    ========    ========    ========    ========     ========
RATIO ANALYSIS:
  Operating Margin.............................      0.5%        5.4%        5.6%        6.4%        7.0%        6.9%         8.8%
  Return on Equity (Annualized)(b)(c)..........       NM        11.4%       15.8%       20.8%       22.3%       22.9%        23.5%
  Total Long-Term Debt as a Percentage of Total
    Capitalization.............................     92.9%       51.1%       44.2%       38.5%       45.2%       44.0%        47.9%
BALANCE SHEET DATA:
  Working Capital.............................. $ 22,299    $ 23,997    $ 25,032    $ 26,351    $ 45,108    $ 36,355    $  53,053
                                                ========    ========    ========    ========    ========    ========     ========
  Total Assets................................. $108,752    $106,546    $114,194    $135,720    $178,329    $175,001    $ 214,403
                                                ========    ========    ========    ========    ========    ========     ========
  Long Term Debt, Less Current Maturities
    Senior..................................... $ 34,250    $ 30,783    $ 26,283    $ 26,285    $ 59,510    $ 43,831    $  75,250
    Subordinated...............................   40,297      10,134      10,134      10,134          --      10,134           --
                                                --------    --------    --------    --------    --------    --------     --------
                                                $ 74,547    $ 40,917    $ 36,417    $ 36,419    $ 59,510    $ 53,965    $  75,250
                                                ========    ========    ========    ========    ========    ========     ========
  Stockholders' Equity......................... $  5,705    $ 39,121    $ 46,041    $ 58,233    $ 72,128    $ 68,642    $  82,007
                                                ========    ========    ========    ========    ========    ========     ========


- -------------------------

(a) The Company's fiscal year ends on the Saturday closest to October 31. Fiscal year 1996 will include 53 weeks compared to 52 weeks in 1995. As a result, the nine months ended August 3, 1996 consists of 40 weeks, compared to 39 weeks for the corresponding 1995 period.



(b) Net earnings from continuing operations reflects an effective tax rate of 10% for 1992, 7% for 1993, 18% for 1994, 26% for 1995 and 38% for the nine months of 1996. The effective tax rate for 1991 is not meaningful.



(c) Represents net earnings divided by average equity. The 1992 return on equity has been adjusted to reflect a debt-to-equity restructuring, which resulted in the exchange of $30.2 million of the Company's subordinated debt for new issues of preferred and common stock, as if such restructuring was completed as of the beginning of 1992.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Financial Data" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS


  Comparison Of The Nine Months Ended August 3, 1996 And The Nine Months Ended July 29, 1995



     The Company's fiscal year ends on the Saturday closest to October 31. Fiscal year 1996 will include 53 weeks compared to 52 weeks in 1995. As a result, the nine months ended August 3, 1996 consists of 40 weeks, compared to 39 weeks for the same 1995 period. The operating results presented below include discussions as a percentage of sales for additional comparison.



     Net sales of $287.0 million for the nine months ended August 3, 1996 increased 8.0% from $265.8 million for the same period in 1995. The Extruded Sheet & Rollstock Group's sales increased approximately 10% in 1996 representing a 4% increase in pounds shipped and a 4% increase in sales related to the acquisition of Portage on May 9, 1996, with the remaining increase coming from a change in the mix of products sold in the period. Sales by the Merchant Compounding Group for the nine months ended August 3, 1996 were up 3% when compared to the same nine month period in 1995, despite a decline in volume for the third quarter related to the start-up transition at a recently installed production line.



     Cost of sales increased 6.4% to $243.0 for the nine months ended August 3, 1996, compared with $228.2 million for the same period of 1995, but decreased to 84.6% of net sales for 1996 from 85.9% for 1995. The stabilization of raw material prices and improved production efficiencies, partially offset by an increase in depreciation as a result of capital expenditures incurred by the Company during the last 12 months, contributed to a more favorable cost of sales percentage.



     Selling and administrative expenses of $18.1 million for the first nine months of 1996 decreased slightly when compared to $18.6 million for the comparable period in 1995. On a percentage of net sales basis, selling and administrative expenses decreased to 6.3% in 1996 from 7.0% in 1995. The decrease in 1996 was primarily a result of the absence of significant legal expenses incurred in 1995 and continued cost containment efforts in 1996.



     Operating earnings for the nine months ended August 3, 1996 were $25.3 million (8.8% of net sales) compared to $18.4 million (6.9% of net sales) for the corresponding period in 1995. The gain in operating earnings was achieved through the increased sales discussed above, improved production efficiencies, and cost containment efforts.



     Interest expense of $3.6 million for the nine months ended August 3, 1996 decreased from $3.8 million for the same period in 1995, reflecting both the refinancing of the Company's Bank Credit Facility and completion of a $50 million Private Placement in the last quarter of fiscal 1995 at more favorable rates than the previous financing arrangements.



     As a result of the utilization of substantially all of the Company's book loss carryforwards in 1995, the income tax provision was substantially higher for the nine months ended August 3, 1996 compared to the same period in 1995. The Company's effective tax rate increased to approximately 38% for the first nine months of 1996 from approximately 26% for the same period in 1995. However, actual tax payments for 1996 will only be 70-80% of the provision due to continuing tax net operating loss carryforwards and depreciation timing differences.


  Comparison Of Fiscal Years 1995 And 1994

     Net sales of $352.3 million in 1995 increased significantly (37.3%) from the prior year's net sales of $256.6 million principally due to volume gains by both of the Company's operating groups. The extruded sheet & rollstock group experienced sales volume increases of approximately 35% over the prior year. The majority of this gain in sales volume was obtained from the Company's November 1, 1994, acquisition of

Pawnee Industries, Inc.'s ("Pawnee") Extrusion Division and the Company's February 2, 1994, acquisition of certain assets of Product Components, Inc. ("ProCom") and from increased sales of the extruded sheet and rollstock products into the sign/advertising, home improvement, and materials handling markets. In addition, the merchant compounding group's sales volume was up 48% due to stronger demand from the specialty extrusion, office product, wallcovering and footwear industries and the group's newly acquired color concentrate facility. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cash Flow" for a further discussion of these acquisitions).

     Fiscal year 1995 cost of sales of $302.4 million increased from the 1994 amount of $219.6 million, but remained consistent as a percentage of net sales. This consistency was achieved despite higher material costs caused by greater worldwide demand for plastic resins and an increase in depreciation expense. Improved production efficiencies offset that portion of the raw material increases not absorbed by customers. Depreciation increased in 1995 as a direct result of the capital assets associated with the Pawnee and ProCom acquisitions and the sizable capital expenditures incurred by the Company during the preceding eighteen months (approximately $14.2 million).

     Selling and administrative expense of $24.5 million in 1995 increased by more than 22% from the 1994 amount of $20.0 million, a direct result of the ProCom and Pawnee acquisitions. However, through the Company's cost containment efforts, selling and administrative costs as a percentage of net sales actually decreased from 7.8% in 1994 to 7.0% for 1995.

     Operating earnings of $24.6 million for 1995 were 7.0% of net sales and increased from 1994 operating earnings of $16.4 million which were 6.4% of net sales. The increase was a result of the higher sales volumes discussed above, improved production efficiencies, cost containment efforts and the benefits of the Pawnee and ProCom acquisitions.

     Interest expense was $5.0 million, a significant increase compared to the $3.1 million incurred in 1994, reflecting the additional borrowings incurred by the Company for the acquisition of certain divisions of Pawnee. In addition, prior to the refinancing in August of 1995, the Company's borrowing rate was approximately two percentage points higher in 1995 as compared to 1994.

     The income tax provision was substantially higher in 1995 as a result of increased profitability and the utilization of substantially all of the Company's book net operating loss carryforwards during 1994. The Company's effective tax rate was 26% for 1995 and 18% for 1994.

  Comparison Of Fiscal Years 1994 And 1993

     Net sales of $256.6 million in 1994 increased significantly from $189.4 million in the prior year, principally due to record volumes generated by the Company's extruded sheet & rollstock group. In addition, sales volume increases were achieved by the merchant compounding group, primarily the result of stronger demand from the recreational vehicle and home appliance industries. The acquisition of ProCom accounted for 45% of the total volume increase. The remaining gain came from improved sales to the spa, food packaging, and transportation markets.

     Cost of sales increased significantly from the prior year but remained consistent when stated as a percentage of net sales. This consistency was achieved despite higher material costs through the sale of higher margin products and the realization of production efficiencies. The increase in depreciation is the result of the ProCom acquisition and the capital expenditures incurred during 1994.

     Selling and administrative expense decreased as a percentage of net sales (7.8% for 1994 compared to 8.9% for 1993) but increased to $20.0 million in 1994 from $16.9 million incurred in 1993, primarily as a result of the ProCom acquisition and an increase in legal fees associated with the defense of the Powers lawsuit.

     As a result of the preceding items, operating earnings increased significantly to $16.4 million or 6.4% of net sales in 1994 versus $10.6 million or 5.6% of net sales in 1993, reflecting the improved levels of volume, the sale of higher margin products, and increased production efficiencies.

     Interest expense of $3.1 million was slightly lower in 1994 compared to 1993's $3.4 million as the Company's cash flow from operations used to reduce outstanding indebtedness more than offset the increase in debt levels due to the ProCom acquisition and increases in interest rates during the year.

  Environmental And Inflation

     The Company is subject to various laws governing employee safety and Federal, state, and local laws and regulations governing the quantities of certain specified substances that may be emitted into the air, discharged into interstate and intrastate waters, and otherwise disposed of on and off the properties of the Company. The Company does not anticipate that future expenditures for compliance with such laws and regulations will have a material effect on its capital expenditures, earnings, or competitive position.

     The plastic resins used by the Company in its production process are crude oil or natural gas derivatives and are available from a number of domestic and foreign suppliers. Accordingly, the Company's raw materials are only somewhat affected by supply, demand and price trends of the petroleum industry; pricing of the resins tends to follow its own supply and demand equation except in periods of anticipated or actual shortages of crude oil or natural gas. The Company is not aware of any trends in the petroleum industry which will significantly affect its sources of raw materials in 1996.

     The effects of inflation have not been significant on the overall operations of the Company during the last few years. None of the Company's sales are made pursuant to fixed price, long-term contracts. The Company has historically been successful in compensating for inflationary costs through increased selling prices and/or increased productivity and related efficiencies. The Company anticipates this trend will continue in the future.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flow

     The Company's primary sources of liquidity have been cash flows from operating activities and borrowings from third parties. The Company's principal uses of cash have been to support its operating activities, invest in capital improvements, and finance strategic acquisitions. The Company's cash flows for the periods indicated are summarized as follows:


                                                           FISCAL YEAR         NINE MONTHS
                                                          1994      1995      1995      1996
                                                         ------    ------    ------    ------
                                                                (DOLLARS IN MILLIONS)
        Net cash provided by operating activities.....   $ 13.4    $ 16.5    $ 13.6    $ 13.7
        Net cash used for investing activities........    (14.2)    (33.5)    (31.0)    (23.8)
        Net cash provided by financing activities.....      1.1      18.8      17.3       9.7



     The Company continues to generate strong cash flows from operations, resulting from the 34% and 25% increases in net earnings in fiscal year 1995 and nine months 1996 compared to the corresponding periods of the prior year, respectively, net of the impact of changes in working capital. Operating cash flows used for changes in working capital increased $6.0 million (net of the Pawnee acquisition) in fiscal year 1995 and $6.6 million (net of the Portage Acquisition) in the nine months ended August 3, 1996, primarily as a result of the increase in inventories to support future shipments and the increase in accounts receivable arising from the expanded sales levels. In addition, as a result of increased profitability and the limitation on the use of the remaining tax net operating loss carryforwards, the Company has begun paying increased Federal income taxes. The Company paid approximately $6.2 million for the first nine months of 1996 versus $3.5 million and $1.0 million for the full fiscal years of 1995 and 1994 respectively.



     The Company's primary investing activities are capital expenditures and acquisitions of businesses in the plastics industry. Capital expenditures are primarily incurred to maintain and improve productivity, as well as to modernize and expand facilities. Capital expenditures for the nine months ended August 3, 1996, nine months ended July 29, 1995 and fiscal years ended 1995 and 1994 were $6.3 million, $7.4 million, $10.0 million and $8.2 million, respectively. Highlights of the Company's sizable $10.0 million in capital expenditures for 1995 include the installation of new production lines at the Spartech Plastics-Atlanta, Georgia, Paulding, Ohio, McMinnville, Oregon, and Arlington, Texas plants. In addition, the 22% increase in capital expenditures over the prior fiscal year related to the purchase of four new rollstands and the upgrading of all facilities, in particular those operations obtained through the recent acquisitions of Pawnee and ProCom.



     The Company anticipates total capital expenditures of approximately $9.5 million for fiscal 1996. New extrusion lines, scheduled for the Spartech Compounding-Cape Girardeau, Missouri, and Spartech Plastics-Cape Girardeau, Missouri facilities, represent the major items included in this figure.



     Effective May 9, 1996, the Company completed the purchase of all of the outstanding stock of Portage for a cash purchase price of approximately $17.6 million including estimated costs of the transaction. This acquisition of stock was funded by the Company's existing unsecured credit facility. On November 1, 1994, the Company acquired certain divisions of Pawnee for approximately $24 million in cash and the assumption of certain liabilities. On February 2, 1994, the Company acquired certain assets of ProCom for approximately $6.8 million in cash and the assumption of certain liabilities.


  Financing Arrangements

     On August 15, 1995, the Company completed a $50 million private placement of senior unsecured notes at a fixed rate of 7.21% and shortly thereafter, finalized a new $40 million unsecured bank credit facility.

     Effective May 1, 1995, all of the Company's Preferred Stockholders converted their shares into common stock increasing the Company's outstanding common shares by 14.3 million. On May 2, 1995, the Company's Board of Directors declared a special dividend of three cents per share that was paid on May 31, 1995. In addition, the Board has declared a regular quarterly cash dividend for each quarter since the third quarter of 1995.

     The Company anticipates that cash flow from operations, together with the Financing and borrowings under the Company's credit facility, will satisfy its working capital needs and planned capital expenditures for the next year.

                                    BUSINESS

THE COMPANY

     The Company is a leading producer of engineered thermoplastic materials and polymeric compounds for a wide spectrum of manufacturing customers. The Company's 15 nationwide facilities produce annually more than 400 million pounds of extruded sheet & rollstock and specialty plastic alloys, compounds and color concentrates. Spartech's business is conducted through two operating groups: the Extruded Sheet & Rollstock Group and the Merchant Compounding Group. The Company was incorporated in the State of Delaware in 1968, succeeding a business which had commenced operations in 1960.

     Spartech's Extruded Sheet & Rollstock Group operates 11 plants nationwide under the name Spartech Plastics and is the largest extruder of rigid plastic sheet & rollstock in North America according to the Plastics News 1995 annual ranking. Spartech Plastics' finished products are generally thermoformed by its customers for use in a myriad of items including vehicle interiors, signs, spas and showers, materials handling and packaging products, burial vault liners, boats and refrigerators.

     Spartech's Merchant Compounding Group operates four plants under the names Spartech Compounding and Spartech Vy-Cal Plastics. This group's custom-designed plastic alloys, compounds, color concentrates and calendared film are utilized by a large number of manufacturing customers for specialized footwear, shutters, loose leaf binders, cosmetic packaging products and numerous other plastic applications.


     In 1984, the Company began a restructuring program designed to expand its plastics processing business and dispose of all non-plastics assets. Since that time, the Company has completed eight acquisitions, including the May 1996 acquisition of Portage. In the past three years, the Company's total annual sales have grown at a compound annual growth rate of approximately 28% from $168.8 million in 1992 to $352.3 million in 1995. Since the beginning of 1992, the Company has recorded 19 consecutive quarters of earnings improvement over the comparable prior year's quarter. Annual net earnings and fully diluted earnings per share have grown from $4.2 million to $14.5 million and from $0.21 to $0.60, respectively, during that same period, representing compound annual growth rates in excess of 40%. The Company estimates that internal sales (excluding growth from acquisitions) have grown at a compound annual growth rate of approximately 15% during the three years from 1992 to 1995.



     In 1989, the Company instituted its "Total Transaction Quality Program" which emphasizes quality in all aspects of its business from production and suppliers to sales and customer service personnel. Seven of Spartech's production facilities are ISO 9002 certified, and the Company expects to have its remaining eight plants certified by the end of 1997.


INDUSTRY OVERVIEW

     The plastics industry consists of a broad group of companies, including primary resin producers and compounders, intermediate processors and end-product manufacturers. The overall industry in the United States is estimated to have produced 78.7 billion pounds of plastic in 1995, according to the Society of Plastics Industry, Inc., Facts & Figures of the U.S. Plastics Industry. The Company operates principally in the extruded sheet & rollstock and thermoplastic compound niches of the industry, converting resins to custom rigid plastic sheet or specialized compound materials. Alternative processes in the industry include profile extrusion, blow molding, injection molding, and blown & calendared film. Since 1992, the United States plastics industry overall has grown by an estimated compound annual growth rate of 5.8%, according to the Society of Plastics Industry, Inc., Facts & Figures of the U.S. Plastics Industry.

     A major trend within the industry, and the principal factor driving its growth, is the ongoing transition from the use of other materials to recyclable thermoplastics. Plastics are replacing wood, glass and metals as the raw material of choice for many products, as manufacturers seek to reduce costs, improve product performance and address environmental issues through the use of recyclable materials. This trend has been evident for some time in the thin-gauge segment of the plastics market but is only now beginning to impact heavy-gauge demand. Heavy-gauge plastics are replacing other materials in products such as automobile parts, slides, lawn mower components, camper tops, pallets, wheel covers and truck bumpers. Sales of heavy gauge thermoplastic products represented a majority of the Company's annual revenues over the past three years.

     Another significant trend within the plastics industry is consolidation. A large percentage of the plastics manufacturers in the United States are small, regional operations that generate less than $50 million in annual sales. Many of the small plastics businesses created during the 1960s are seeking buyers as their founders approach retirement age. Due to the size and breadth of its operations, the Company is well positioned to increase market share through selective acquisitions which leverage its purchasing power, technical expertise and operating efficiencies.

BUSINESS STRATEGY

     The Company's business strategy focuses on balanced revenue growth through both internal means -- new product development and product transformation initiatives -- and strategic acquisitions. Additionally, the Company's operating plan emphasizes ongoing cost containment and productivity improvement efforts to improve operating earnings and further enhance stockholder returns. Key elements of the Company's business strategy include:

- - LEADING MARKET POSITION -- Spartech is the largest extruder of rigid plastic sheet & rollstock in North America according to the Plastics News 1995 annual ranking. The Company utilizes its leading market position to drive new product development and product transformation initiatives with both customers and suppliers and to obtain economies of scale, particularly in the areas of purchasing and production. As a result of its broad geographic presence, the Company is also one of the few custom extruders of rigid plastic sheet & rollstock able to provide service on a nationwide basis.

- - ONGOING PRODUCTIVITY IMPROVEMENTS -- The Company has made substantial investments in new equipment both to expand capacity to support revenue growth and to upgrade facilities to improve productivity. Capital expenditures for 1995 and 1994 were $10.0 million and $8.2 million, respectively, approximately twice depreciation for those same periods. These expenditures have expanded capacity and contributed to the reduction of conversion costs (manufacturing labor and overhead costs). Conversion costs per pound have decreased by approximately 5% from 1993 to 1995. Capital expenditures are projected to be approximately $9 million in 1996.


- - EXPANDING LINE OF PRODUCTS AND CAPABILITIES -- The Company believes it is the broadest line supplier of extruded sheet & rollstock, processing more types of resin than any other North American supplier. The Company works closely with its customers to provide products which meet their evolving needs and seeks to differentiate itself from its competitors by emphasizing consistent product quality and outstanding customer service. The Company's sales force consists of approximately 50 individuals in direct sales and 40 individuals in customer service support functions. Spartech's salespeople are knowledgeable about a wide range of raw material resin types used for a variety of applications. The Company capitalizes on the technical expertise of its sales force to provide cost effective, innovative solutions for its customers. As the Company expands its product line through strategic acquisitions, it is able to expand the range of products it can offer to its existing customers, further strengthening key supplier partnerships.


- - DIVERSIFIED CUSTOMER BASE AND GEOGRAPHIC PRESENCE -- The Company sells to approximately 2,400 customers operating in a broad range of industries located throughout North America. This customer and geographic diversity helps minimize Spartech's exposure to economic downturns. Spartech's 15 plants across the United States position the Company close to the marketplace, enabling efficient delivery and promoting continuous customer contact.

- - PRODUCT TRANSFORMATIONS -- The Company drives internal sales growth by actively working with its customers and suppliers in the transition of products from traditional materials -- wood, metal and glass -- to high performance and less expensive recyclable thermoplastics. This trend of transforming products to thermoplastic materials is impacting many industries and creating growth and diversification opportunities for Spartech. For example, materials handling products previously made of wood and cardboard, such as pallets and specialty packaging, are being replaced with lighter weight, more customized thermoplastic sheet. Shutters, siding, gutters, bathtubs and spas for the housing industry, previously manufactured from wood, fiberglass and metal, are also being made more durable with thermoplastics.

- - STRATEGIC ACQUISITIONS -- The size and breadth of Spartech's operations position the Company well for expansion through selective acquisitions in the consolidating plastics industry. In evaluating acquisition opportunities, Spartech looks for candidates that can complement its existing product lines and extend its geographic coverage. Spartech considers acquisitions only within the plastics industry, with a special emphasis on companies producing specialty or value-added thermoplastic products. Spartech focuses on acquiring profitable operations that can benefit from its operating efficiencies and purchasing capabilities. The pending acquisition of the extrusion, color and molding assets of Hamelin (as defined below) is expected to increase the Company's production capacity by approximately 20% and annual sales by approximately $80 million based on sales for Hamelin's fiscal year ended April 30, 1996.

THE HAMELIN ACQUISITION


     On June 7, 1996, Spartech entered into an agreement with Hamro Group Inc., a Quebec corporation, and its subsidiary, Hamelin Group Inc., a Quebec corporation, and Hamelin Group's subsidiary, Hamelin Industries Inc., an Indiana corporation, pursuant to which, if all conditions to closing are satisfied or waived, Spartech will acquire substantially all of the assets of Hamelin Group and Hamelin Industries. Hamelin is a Canadian based manufacturer of extruded plastic sheet, color concentrates and molded food packaging, industrial and housewares products. Spartech believes that the Hamelin Acquisition will strengthen its extruded sheet & rollstock and compounding groups by extending their geographic presence, enhancing their technological capabilities and expanding their product lines. In addition, Hamelin's molding operations will complement the recently acquired Portage operations which participate in the growing plastics packaging industry, as well as allow Spartech to enter new markets. For the three years ended April 30, 1994, 1995 and 1996, Hamelin had gross sales of $67.4 million, $78.8 million and $79.7 million, respectively. Hamelin operates with the Canadian Dollar as its functional currency. For the purposes of presenting the dollar amounts contained in this sub-section, Canadian dollars have been converted into United States dollars at an exchange rate of .7275 (the exchange rate reported as of August 3, 1996 in the Wall Street Journal). See Financial Statements of Hamelin and "Pro Forma Financial Data."



     In addition to the assumption of certain liabilities of Hamelin (estimated to be $8.2 million at July 27, 1996), Spartech will pay to Hamelin a base purchase price of $57.1 million. The base purchase price will be adjusted based on Hamelin's working capital, capital expenditures and related matters as of the closing date. The Purchase Agreement provides that the closing will occur on a date not later than September 30, 1996. The respective obligations of Spartech and Hamelin to effect the closing are subject to the satisfaction, at or prior to closing, of certain conditions to closing, including the receipt of third party consents and other customary matters.


     Hamelin's seven facilities (two extruded sheet plants located in Cornwall, Ontario and Granby, Quebec; one color concentrate house situated in Stratford, Ontario; and four molding facilities, three located in Canada and one in Indiana) will provide both product line expansion and improved geographic coverage in Canada and the Northeastern United States.

COMPLETED ACQUISITIONS

     An important component of Spartech's growth strategy has been the Company's ability to successfully identify and complete strategic acquisitions within the plastics industry and efficiently integrate acquired operations into its extruded sheet & rollstock or compounding groups. The integration process typically includes the exchange of product development efforts, the expansion of product offerings available to customers through the Company's nationwide sales force and the consolidation of resin purchasing to gain economies of scale.

     The following table provides certain information regarding various acquisitions consummated by Spartech over the past 12 years:

                                                                                       SALES
 DATE            COMPANY            LOCATIONS                 PRODUCTS           (IN MILLIONS) (A)
- ------   ------------------------   ---------         ------------------------   -----------------
 05/84   Southwest Converting          TX             Sheet & Rollstock                 $ 8
 01/86   Franklin/Vy-Cal Plastics     NJ/PA           Alloys & Compounds                $30
 12/86   Atlas Plastics Corp. (b)   MO/TX/MN          Sheet & Rollstock                 $32
 12/86   The Resin Exchange (b)        MO             Alloys & Compounds                $ 8
 07/87   Eagle Plastics                OR             Sheet & Rollstock                 $ 4
 01/93   Penda Corp. (Extrusion)       WI             Sheet & Rollstock                 $12
 02/94   Product Components           IN/MI           Sheet & Rollstock                 $30
 11/94   Pawnee Extrusion (c)         KS/OH           Sheet & Rollstock                 $46
 11/94   Pawnee Color (c)              KS             Color Concentrates                $10
 05/96   Portage Industries            WI             Sheet & Rollstock                 $35

- -------------------------
(a) The Company's estimate of approximate annual sales for the 12 month period prior to the date of acquisition.

(b) Atlas Plastics Corp. and The Resin Exchange were acquired in the same transaction.

(c) Pawnee Extrusion and Pawnee Color were acquired in the same transaction.

  Acquisition of Portage


     Effective May 9, 1996, the Company completed its acquisition of Portage by means of a cash merger. The total purchase price for Portage's net assets totaled approximately $17.6 million including estimated costs of the transaction. The acquisition of Portage has been accounted for as a purchase. The purchase price was funded by the Company's existing unsecured credit facility. See "Pro Forma Financial Data."


     Portage is a manufacturer of extruded plastic sheet & rollstock and light gauge packaging products located in Portage, Wisconsin. Portage manufactures and markets extruded and coextruded plastic sheet & rollstock which is sold to customers for use in the manufacture of a wide range of products, including parts for automotive and recreational vehicles, farm equipment components, environmental products, lawn and garden items, agricultural products, home improvement products and packaging for items such as meat and dairy, medical devices and pharmaceuticals. For the year ended December 31, 1995, Portage's sales were $35.6 million.

EXTRUDED SHEET & ROLLSTOCK

     The Company's extruded sheet & rollstock group operates under the name Spartech Plastics and is the nation's largest extruder of custom rigid sheet & rollstock, manufacturing and marketing both single and multilayer co-extruded plastic sheet for many applications. The group, operating 64 extrusion lines, annually produces over 300 million pounds of extruded sheet & rollstock from several types of resins, including acrylonitrile butadiene styrene ("ABS"), polycarbonate, polypropylene, acrylic, polyethylene, polystyrene and polyethylene terephthalate ("PET"), on a custom basis for end product manufacturers.

     Net sales and operating earnings (consisting of earnings before interest, taxes and corporate operations/allocations) of the extruded sheet & rollstock group for 1993, 1994 and 1995 are as follows:

                                                                     FISCAL YEAR
                                                            ------------------------------
                                                             1993        1994        1995
                                                            ------      ------      ------
                                                                (DOLLARS IN MILLIONS)
        Net Sales........................................   $150.1      $210.0      $283.2
        Operating Earnings...............................   $ 11.7      $ 18.8      $ 25.7

     Products -- Customers of the extruded sheet & rollstock group use the Company's plastic sheet & rollstock principally in the manufacture of vehicle interiors, signs, spas and showers, food packaging products, burial vault liners, boats and private watercraft and refrigerators. Most of the Company's customers thermoform, cut and trim their plastic sheet for various end uses.

     Manufacturing -- The principal raw materials used in manufacturing extruded sheet & rollstock are plastic resins in pellet form, which are crude oil or natural gas derivatives. The Company extrudes a wide variety of plastic resins, including ABS, polycarbonate, polypropylene, acrylic, PET, polystyrene and polyethylene.

     The Company produces plastic sheet of up to three layers using a multi-extrusion process, combining the materials in distinct layers as it is extruded through the die into a sheet form. More than half of the Company's plastic sheet is produced using a multi-extrusion process. The remainder is produced in a single layer using conventional extrusion processes. In some cases, the Company will coat the plastic sheet or laminate sheets together in order to achieve performance characteristics desired by customers for particular applications.

     Marketing, Sales and Distribution -- The custom sheet extrusion business has generally been a regional business supplying manufacturers within an estimated 500 mile radius of each of the group's 11 plants because of shipping costs for rigid plastic material and the need for prompt response to customer requirements and specifications. The outdoor sign and spa businesses, however, are more national in scope.

     The Company markets its extruded sheet & rollstock products principally through its own sales force, but also uses a limited number of independent sales representatives. The Company generally does not sell products of the extruded sheet & rollstock group under long-term contracts. During 1995, the extruded sheet & rollstock group sold its products to approximately 1,600 customers.

MERCHANT COMPOUNDING

     The Company's merchant compounding group is comprised of Spartech Compounding and Spartech Vy-Cal Plastics. The merchant compounding group primarily manufactures plastic alloys, compounds and color concentrates for end product manufacturers. In addition, the Spartech Compounding-Cape Girardeau facility distributes thermoplastic resins purchased from other resin suppliers. Spartech Vy-Cal Plastics operates a vinyl calendar, supplying finished PVC film to manufacturers of loose-leaf binders, decorator grade wallcoverings and packaging products for the medical industry. The group annually produces and/or distributes over 90 million pounds of thermoplastic compounds, color concentrates and PVC film, selling to a number of large and small manufacturers of precision plastic products.

     Net sales and operating earnings (consisting of earnings before interest, taxes and corporate operations/allocations) of the merchant compounding group for 1993, 1994 and 1995 are as follows:

                                                                       FISCAL YEAR
                                                               ---------------------------
                                                               1993       1994       1995
                                                               -----      -----      -----
                                                                  (DOLLARS IN MILLIONS)
        Net Sales...........................................   $39.3      $46.6      $69.1
        Operating Earnings..................................   $ 2.2      $ 2.8      $ 4.6

     Products -- Customers of the merchant compounding group include both extrusion and injection molding businesses. The group's compounds are principally used in the manufacture of specialized footwear, shutters, loose-leaf binders, cosmetic packaging products and numerous other custom plastic applications.

     Spartech Compounding produces a highly diversified range of compounds, including: clear compounds for food, beverage and medical applications; phosphorescent and fluorescent compounds; PVC combinations incorporating nitrile and polyurethane for chemical and abrasion resistance for footwear, color compounds and other specialty applications.

     Spartech Vy-Cal Plastics operates as a custom specialty house with its own laboratory facility for quality testing of color, thickness, texture, tensile strength and dimensional stability of its specialized film output.

     Manufacturing -- The principal raw materials used in manufacturing specialty plastic alloys, compounds and color concentrates are plastic resins in powder and pellet form, primarily PVC and ABS, with colorants, stabilizers and several other additives used to obtain particular qualities in the plastic resin once it is heated and extruded or molded into end products.

     The group has well-equipped laboratory facilities, with experimental extruders and various types of chemical analysis and testing equipment. In addition to compounding technology, the group has developed enhanced capabilities to produce color concentrates and additives.

     Marketing, Sales and Distribution -- The merchant compounding group markets most of its products to East Coast and Midwest customers. The group markets its products principally through its own sales force, but also uses independent sales representatives. During 1995, the merchant compounding group sold its products to approximately 800 customers.

RAW MATERIALS

     The Company uses large amounts of plastic resins in its manufacturing processes. Such resins are crude oil or natural gas derivatives and their price and availability are, to some extent, affected by supply, demand and price trends in the petroleum industry. The Company does business with most of the major resin manufacturers and has enjoyed good relationships with such suppliers over the past several years. The Company has been able to adequately obtain all of its required raw materials to date and expects to be able to continue to satisfy its requirements in 1996 and beyond.

SEASONALITY

     The Company's sales are seasonal in nature. Fewer orders are placed and less manufacturing activity occurs during the November through January period. The seasonal variation tends to track the manufacturing activities of the Company's various customers in each region. See "Management's Discussion and Analysis of Financial Position and Results of Operations."

COMPETITION

     The industries in which the Company competes are highly competitive. Since the Company manufactures a wide variety of products, it competes in different areas with many other companies, some of which are much larger than the Company and have more extensive production facilities, larger sales and marketing staffs, and substantially greater financial resources than the Company. The industries in which the Company competes are also periodically characterized by oversupply and intense price competition.

     Important competitive factors in each of the Company's businesses include the ability to: (1) manufacture consistently to required quality levels, (2) provide excellent customer service, including timely deliveries, (3) exercise skill in raw materials purchasing and (4) achieve production line efficiencies to process the products profitably.

     The Company is an intermediate processor of extruded sheet & rollstock which is sold to customers who shape it for their end use with thermoforming equipment. Several of these customers have, or upon expansion may acquire, extrusion machinery. Moreover, some customers may be large enough to justify building their own molds and shifting from thermoforming to an injection molding process. Injection molding techniques become competitive whenever large quantities are produced or fine detailing or contouring is required on the end product. However, thermoforming techniques have been improved in recent years and are generally less expensive than other manufacturing methods due to lower equipment costs and other associated start-up expenses. In addition, the Company expects to benefit from a growing trend of outsourcing of specialized semifinished materials by many manufacturers.

BACKLOG


     The Company estimates that the total dollar volume of its backlog as of August 3, 1996, was approximately $33.8 million, which represents approximately four weeks of production for both the extruded sheet & rollstock and merchant compounding groups. The backlog at the same time in 1995 was approximately $30.3 million.


EMPLOYEES

     The Company employs approximately 1,300 people. There are approximately 1,000 production personnel at the Company's 15 plants, approximately 19% of whom are union employees covered by several collective bargaining agreements. There have been no strikes in the past three years. Management personnel total approximately 300 supervisory/clerical employees, none of whom are unionized. The Company believes that all of its employee and union relations are satisfactory.

GOVERNMENT REGULATION

     The Company is subject to various laws governing employee safety and environmental matters. The Company believes it is in material compliance with all such laws and does not anticipate large expenditures in 1996 to comply with any applicable regulations. The Company is subject to federal, state, and local laws and regulations governing the quantity of certain specified substances that may be emitted into the air, discharged into interstate and intrastate waters, and otherwise disposed of on and off the properties of the Company. The Company has not incurred significant expenditures in order to comply with such laws and regulations, nor does it anticipate continued compliance therewith to materially affect its earnings or competitive position.

PROPERTIES

     The Company operates in plants and offices aggregating approximately 1,296,000 square feet of space. Approximately 591,000 square feet of plant and office space is leased with the remaining 705,000 square feet owned by the Company. The Company's principal operating facilities are located in Arlington, Texas, Atlanta, Georgia, Cape Girardeau, Missouri, Clare, Michigan, La Mirada, California, Mankato, Minnesota, McMinnville, Oregon, Paulding, Ohio, Richmond, Indiana, Wichita, Kansas, Conshohocken, Pennsylvania, Goddard, Kansas and Kearny, New Jersey. In addition, the Company leases office facilities in St. Louis, Missouri, the aggregate square footage of which is approximately 5,500.


     The Company's plants are equipped with 64 sheet extrusion lines, 43 supplementary co-extruders, 10 compounding-milling lines, 5 color compounding lines, a calendaring line, cutting and grinding machinery, resin storage facilities, warehouse equipment, and quality laboratories at all locations. The Company believes that the present facilities are adequate for the level of business anticipated in fiscal year 1996.


     The Company also owns plants and office facilities in Monroe, Louisiana, and Brooklyn, New York, the aggregate square footage of which is approximately 128,000 and 65,000, respectively. The buildings are currently being leased to independent third parties.

LEGAL PROCEEDINGS


     On June 2, 1992, Mr. Lawrence M. Powers, a former Director and former Chairman of the Board and Chief Executive Officer of the Company, filed a lawsuit in the United States District Court for the Southern District of New York against the Company and certain of its Directors and major stockholders. In the suit, Mr. Powers claims that, by reason of the Company's April 30, 1992, debt-to-equity restructuring, (which he had previously, on April 13, 1992, voted in favor of as a Director) the Company should adjust his existing stock options, provide for the issuance of additional shares of common stock to him, and award to him attorney's fees and interest. Mr. Powers seeks judgment against the Company and the other defendants: (1) in excess of $13 million plus punitive damages, (2) requiring the Company to issue him an additional 167,744 shares of common stock, (3) requiring an adjustment increasing his then outstanding options to purchase the Company's common stock from 1,871,201 shares to 4,080,000 shares, and (4) for attorney's fees and interest. In June 1993, in responding to the Company's request for summary judgment, the court ruled the Board of Director's decision to not adjust Mr. Powers' options was "final, binding and conclusive" unless Mr. Powers can establish that the Board was not acting independently and that it could not have acted appropriately. Discovery in the litigation has concluded, and the Company, together with the other defendants, has moved for summary judgment dismissing the complaint. On January 9, 1996, Mr. Powers filed a similar lawsuit in the Circuit Court of St. Louis County, Missouri against the Company and certain of its officers and directors. The Company believes that this lawsuit is simply a repackaging of the claims made in the 1992 lawsuit and has filed a motion to dismiss or stay this lawsuit pending the outcome of the 1992 lawsuit. This motion has not yet been ruled on by the Circuit Court of St. Louis County, Missouri. The Company believes Mr. Powers' lawsuits are without merit and will continue to defend against them vigorously.



     The Company is also subject to various other claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability, employment and other matters, several of which claim substantial amounts of damages. While it is not possible to estimate with certainty the ultimate legal and financial liability with respect to these other claims, lawsuits and administrative proceedings, the Company believes that the outcome of these other matters will not have a material adverse effect on the Company's financial position.


     The Company currently has no litigation with respect to any environmental matters.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their respective ages and positions are set forth in the table below.


            NAME               AGE                      POSITION
- ----------------------------   ---    --------------------------------------------
W.R. Clerihue...............   73     Chairman of the Board
Bradley B. Buechler.........   47     President, Chief Executive Officer and
                                      Director
David B. Mueller............   43     Executive Vice President, Chief Operating
                                      Officer, Secretary and Director
Randy C. Martin.............   34     Vice President -- Finance and Chief
                                      Financial Officer
John F. Arning..............   71     Director
Thomas L. Cassidy...........   68     Director
Francis J. Eaton............   57     Director
Jackson W. Robinson.........   54     Director
Rodney H. Sellers...........   50     Director


     Mr. Clerihue became Chairman of the Board on October 1, 1991. He has served as a consultant to International Paper Board Corporation, New York. He is retired from Celanese Corporation, where he last served as Executive Vice President and Chief of Staff.


     Mr. Buechler is a Certified Public Accountant ("CPA") and was with Arthur Andersen & Co. prior to becoming the Corporate Controller of the Company in 1981. He was Corporate Controller and Vice President, Finance of the Company from 1981 to 1984. He became Chief Operating Officer of the Company in 1985, the Company's President in 1987, and Chief Executive Officer on October 1, 1991. Mr. Buechler is also the immediate past Chairman of the Sheet Producers Division of the Society of Plastics Industry ("SPI"), and currently a member of the Executive Committee of the Color and Additive Compounders Division of the SPI.


     Mr. Mueller is a CPA and was with Arthur Andersen & Co. from 1974 to 1981. He was Corporate Controller of Apex Oil Company, from 1981 to 1988. He became Vice President and Chief Financial Officer of the Company in 1988, was appointed Secretary in 1991 and was appointed Executive Vice President and Chief Operating Officer in May 1996.

     Mr. Martin, a CPA, was previously with KPMG Peat Marwick LLP for 11 years and became Corporate Controller for the Company in September, 1995. He was appointed Vice President -- Finance and Chief Financial Officer in May 1996.

     Mr. Arning is a retired partner of the law firm Sullivan & Cromwell, having held that position from January 1957 through his retirement on January 1, 1992. He also serves as a director of Box Energy Corporation.

     Mr. Cassidy has been a Managing Director of Trust Company of the West and a senior partner of TCW Capital since 1984. Prior to 1984, he was a Managing Director of The First Boston Corporation. Mr. Cassidy serves on the Board of Directors of DeVlieg -- Bullard, Inc. and Reunion Industries, Inc.

     Mr. Eaton is a polymer technologist and, after joining British Vita PLC in 1958, became General Manager of the Industrial Polymer Division in 1971. He was appointed to British Vita's Board of Directors in 1975 and became their Deputy Chief Executive Officer effective October 1, 1991. Mr. Eaton is President and a council member of the British Rubber Manufacturers' Association in the United Kingdom.

     Mr. Robinson is President of Winslow Management Company, a separate operating division of Eaton Vance Management in Boston, having held that position since 1983. He is also a director of Jupiter

International Green Investment Trust, Jupiter-European Investment Trust, The National Gardening Association, and a Trustee of Suffield Academy.

     Mr. Sellers is a Chartered Accountant in the United Kingdom. He joined British Vita PLC in 1971, was appointed to British Vita's Board of Directors in 1974, in July 1990, he became their Chief Executive until April 1996 when he was appointed their Deputy Chairman.


     There are no arrangements or understandings between any director or executive officer and any other person pursuant to which such person was elected or appointed as a director or executive officer. There are no family relationships between any director or executive officer and any other director or executive officer.


ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Classes A and B have three directors each and Class C has two directors. All directors hold office for a term of three years. Class A directors hold office until the Annual Meeting of Stockholders in 1997, Class B directors hold office until the Annual Meeting of Stockholders in 1998, and Class C directors will hold office until the Annual Meeting of Stockholders in 1999, and, in each case, until their successors are duly elected and qualified. Of the current members of the Company's Board of Directors, three were nominated by significant stockholders of the Company.

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth, as of August 3, 1996, and as adjusted to reflect the Offering, certain information concerning the beneficial ownership of the Common Stock by (a) each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, (b) each director,
(c) the Chief Executive Officer and each executive officer whose total annual compensation exceeded $100,000 for the fiscal year ended October 28, 1995 ("Named Executive Officers"), (d) each Selling Stockholder and (e) all directors and executive officers as a group.



                                                                                      SHARES BENEFICIALLY
                                           SHARES BENEFICIALLY                       OWNED AFTER OFFERING
                                         OWNED PRIOR TO OFFERING     NUMBER OF                (A)
                                         -----------------------    SHARES BEING    -----------------------
       NAME OF BENEFICIAL OWNER            NUMBER        PERCENT      OFFERED         NUMBER        PERCENT
- --------------------------------------   ----------      -------    ------------    ----------      -------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
John F. Arning........................       35,000(b)        *              --         35,000(b)        *
Bradley B. Buechler...................      928,562(c)      3.8%             --        928,562(c)      3.4%
Thomas L. Cassidy.....................    7,035,288(d)     30.0%      1,900,350      5,134,938(d)     19.4%
W.R. Clerihue.........................       40,000(e)        *              --         40,000(e)        *
Francis J. Eaton......................    8,734,987(f)     37.2%             --      8,734,987(f)     33.0%
David B. Mueller......................      251,070(g)      1.1%             --        251,070(g)        *
Jackson W. Robinson...................       42,000(h)        *              --         42,000(h)        *
Rodney H. Sellers.....................    8,734,987(f)     37.2%             --      8,734,987(f)     33.0%
Daniel J. Yoder.......................       42,295(i)        *              --         42,295(i)        *
All Directors and executive officers
  as a Group..........................   17,109,202(j)     69.5%      1,900,350     15,208,852(j)     55.1%
SELLING STOCKHOLDERS AND OTHER
BENEFICIAL OWNERS IN EXCESS OF 5% OF
THE OUTSTANDING COMMON STOCK
Vita International Limited............    8,734,987(f)     37.2%             --      8,734,987(f)     33.0%
  Soudan Street
  Middleton, Manchester
  M24 2DB England
The TCW Group (k).....................    7,035,288(d)     30.0%      1,900,350      5,134,938(d)     19.4%
  c/o TCW Special Placements
  200 Park Avenue
  New York, NY 10166
Phoenix Home Life Insurance Company...    1,099,650         4.7%      1,099,650             --          --
  One American Row
  Hartford, CT 06115


- -------------------------
 *  Denotes that the percentage of Shares beneficially owned is less than 1.0%.

(a) Does not give effect to exercise by the Underwriters of the over-allotment option.


(b) Includes 5,000 shares issuable upon exercise of options presently exercisable or exercisable within 60 days after August 3, 1996.



(c) Includes 849,062 shares issuable upon exercise of options presently exercisable or exercisable within 60 days after August 3, 1996.



(d) Mr. Cassidy, a director, is Managing Director of Trust Company of the West and is a senior partner of TCW Capital; as such, this amount represents the common stock owned by TCW Group.



(e) Includes 10,000 shares issuable upon exercise of options presently exercisable or exercisable within 60 days after August 3, 1996.



(f) Messrs. Eaton and Sellers, each a director of the Company, are also directors of British Vita PLC and Vita International Limited; as such, these amounts represent common stock owned by Vita International Limited.



(g) Includes 215,000 shares issuable upon exercise of options presently exercisable or exercisable within 60 days after August 3, 1996.



(h) Includes 35,000 shares issuable upon exercise of options presently exercisable or exercisable within 60 days of August 3, 1996.



(i) Includes 41,750 shares issuable upon exercise of options presently exercisable or exercisable within 60 days after August 3, 1996.



(j) Includes 1,155,812 shares issuable upon exercise of options presently exercisable or exercisable within 60 days after August 3, 1996.



(k) The TCW Group is comprised of TCW Special Placements Fund I, TCW Special Placements Fund II and TCW Capital, all California limited partnerships.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the closing of the Offering, the authorized capital stock of the Company will consist of 35,000,000 shares of Common Stock, par value $0.75 per share, 26,460,002 of which will be outstanding, and 4,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), none of which will be outstanding. At August 22, 1996, the Company had approximately 5,000 holders of record of shares of Common Stock and no holders of Preferred Stock.


COMMON STOCK

     Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 4,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, all without any further vote or action by the stockholders. In the event that dividends on all series of Preferred Stock shall be in arrears in an aggregate amount equal to six quarterly dividends on all shares of all series of Preferred Stock at that time outstanding, then the holders of all series of Preferred Stock then outstanding, voting as a separate class, are entitled at each meeting of stockholders to elect two of the total number of directors to be elected at such meeting. Such class voting right shall continue until all accumulated dividends on all series of Preferred Stock have been paid or declared and set aside for payment. While the holders of Preferred Stock, voting as a class, are so entitled to elect two directors, they shall not be entitled to participate with the holders of the Common Stock in the election of any other directors. Holders of Preferred Stock have no preemptive rights. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments or payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the proposed business combination, did own) 15% or more of the corporation's voting stock.

     The Company's certificate of incorporation provides that any merger or consolidation, sale, lease or exchange of substantially all of the assets of the Company, the issuance or transfer by the Company or any of its subsidiaries to any other entity (an "Interested Party") of any securities of the Company or any of its subsidiaries having total assets of $5,000,000 or more in exchange for assets, securities of another entity or cash shall require the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors and at least a majority of the outstanding shares of capital stock not beneficially owned by any Interested Party that then owns, directly or indirectly, 10% or more of the outstanding shares of capital stock of the Company; provided, that this 80% voting requirement shall not apply to the extent that the Board of Directors of the Company, has, by resolution, approved a memorandum of understanding with such Interested Party with respect to such transaction prior to the time that such Interested Party became the beneficial owner of 10% or more of the outstanding shares of capital stock of the Company or if, prior to the consummation of such transaction, the Board of Directors of the Company either adopts by unanimous written consent a resolution in favor of the transaction or adopts such resolution at a meeting at which 80% of the directors then in office are present by the affirmative vote of both a majority of the directors present at such meeting and at least 80% of those directors voting on such resolution.

     Directors of the Company may be removed for cause and only by the affirmative vote of the holders of at least 80% of the outstanding capital stock of the Company at any stockholders' meeting and, in addition, by the affirmative vote of a majority of the outstanding shares of capital stock of the Company which are not beneficially owned by any party which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of the capital stock of the Company.

     The foregoing provisions may be amended only by affirmative vote of holders of at least 80% of the capital stock of the Company entitled to vote generally in the election of directors and by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock which are not beneficially owned by any party which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of such capital stock.

     On April 13, 1992, the Company's Board of Directors amended the Company's By-laws so as to require, with respect to certain significant matters affecting the Company, the affirmative vote of at least 50% of the members of the Board, so long as a director nominated by each of Vita and TCW is included in such 50% vote. Prior to the April 13, 1992 By-laws amendment, such affirmative vote percentage was 85%. Matters requiring the aforesaid 50% vote include (i) merger or consolidation of the Company with another corporation, (ii) sale or transfer of more than 25% of the Company's assets or recommended acceptance of any offer or proposal to acquire or acquisition of securities of the Company or involving the Company's assets, (iii) purchase or acquisition of substantially all of another corporation's assets, (iv) the Company's engaging in any new business or ceasing to engage in an existing business, (v) issuance of shares of capital stock or any options or warrants to purchase capital stock other than pursuant to exercise or conversion of outstanding securities of the Company, (vi) approval of, amendments, extensions to or cancellations of employment agreements with executives of the Company, (vii) incurrence or renewal of indebtedness exceeding $500,000, and (viii) redemption of preferred stock or acquisitions of preferred or common stock of the Company from an interested shareholder. Any merger, acquisition or business transaction with Vita or TCW, or any acquisition or redemption of shares of common or preferred stock from Vita or TCW will require a majority of directors other than directors designated by such interested shareholder.

TRANSFER AGENT AND REGISTRAR

     Boatmen's Trust Company is the transfer agent and registrar for the Company's Common Stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated , 1996 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom CS First Boston Corporation and A.G. Edwards & Sons, Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock:

                                                                              NUMBER OF
                                    UNDERWRITER                                SHARES
        -------------------------------------------------------------------   ---------
        CS First Boston Corporation........................................
                                                                               --------
        A.G. Edwards & Sons, Inc. .........................................
                                                                               --------
             Total.........................................................
                                                                               ========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     One of the Selling Stockholders has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 900,000 additional shares at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company has been advised by the Representatives that the Underwriters propose to offer the Shares to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives,
to certain dealers at such price less a concession of $     per Share, and the
Underwriters and such dealers may allow a discount of $     per Share on sales
to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The Company, its officers and directors and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company, file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any additional shares of its Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Common Stock without the prior written consent of CS First Boston Corporation for a period of 120 days after the date of this Prospectus.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters and their affiliates have from time to time performed, and continue to perform, various investment banking services for the Company, for which customary compensation has been received.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the shares of Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of Common Stock are effected. Accordingly, any resale of the shares of Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Shares.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of shares of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Issuer, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such shares of Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of shares of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any shares of Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of shares of Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     Certain legal matters relating to the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Armstrong, Teasdale, Schlafly & Davis, St. Louis, Missouri, and for the Underwriters by Bryan Cave LLP, St. Louis, Missouri.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of October 28, 1995 and October 29, 1994, and for each of the three fiscal years in the period ended October 28, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The consolidated financial statements of Hamro Group Inc. and its subsidiaries as of April 30, 1996 and 1995 and for each of the three years in the period ended April 30, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Coopers & Lybrand, chartered accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-5911) are incorporated in this Prospectus by reference:

     (1) The Company's Annual Report on Form 10-K for its fiscal year ended October 28, 1995;


     (2) The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended August 3, 1996, May 4, 1996 and February 3, 1996;



     (3) The Company's Current Reports on Form 8-K dated May 9, 1996 as filed May 22, 1996, and dated June 7, 1996 as filed June 19, 1996, and August 21, 1996 as filed August 27, 1996;


     (4) The Company's Proxy Statement dated January 19, 1996, relating to the Annual Meeting of Stockholders held on March 13, 1996; and

     (5) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A dated November 28, 1994, filed December 1, 1994, heretofore filed with the Commission under the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference in such information). Such requests should be directed to: Spartech Corporation, 7733 Forsyth Boulevard, Suite 1450, St. Louis, Missouri 63105, Attention: Secretary, telephone number (314) 721-4242.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") a Registration Statement with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the

Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy or information statements and other information with the Commission. Such reports, proxy or information statements, schedules and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at its prescribed rates. Such reports, proxy or information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., Public Reference Section, 20 Broad Street, New York, New York 10005. Such filings may also be obtained from the Commission through the Internet at http://www.sec.gov.

                              SPARTECH CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


SPARTECH CORPORATION
  CONSOLIDATED FINANCIAL STATEMENTS:
     Report of Independent Public Accountants........................................    F-2
     Consolidated Balance Sheet as of October 29, 1994 and October 28, 1995..........    F-3
     Consolidated Statement of Operations for the Year Ended October 30 1993, October
      29, 1994 and October 28, 1995..................................................    F-4
     Consolidated Statement of Shareholders' Equity as of October 31, 1992, October
      30, 1993, October 29, 1994 and October 28, 1995................................    F-5
     Consolidated Statement of Cash Flows for the Year Ended October 30 1993, October
      29, 1994 and October 28, 1995..................................................    F-6
     Notes to Consolidated Financial Statements......................................    F-7
  CONDENSED INTERIM FINANCIAL STATEMENTS.............................................   F-15
     Consolidated Condensed Balance Sheet (Unaudited) as of October 28, 1995 and
       August 3, 1996................................................................   F-16
     Consolidated Condensed Statement of Operations (Unaudited) for the Nine Months
      Ended July 29, 1995 and August 3, 1996.........................................   F-17
     Consolidated Condensed Statement of Cash Flows (Unaudited) for the Nine Months
      Ended July 29, 1995 and August 3, 1996.........................................   F-18
     Notes to Consolidated Financial Statements......................................   F-19
HAMRO GROUP INC.*
  CONSOLIDATED FINANCIAL STATEMENTS..................................................   F-22
     Auditors' Report to the Shareholders............................................   F-23
     Consolidated Balance Sheet as at April 30, 1995 and 1996........................   F-24
     Consolidated Statement of Retained Earnings for the Year Ended April 30, 1994,
      1995 and 1996..................................................................   F-25
     Consolidated Statement of Earnings for the Year Ended April 30, 1994, 1995 and
      1996...........................................................................   F-26
     Consolidated Statement of Changes in Financial Position for the Year Ended April
      30, 1994, 1995 and 1996........................................................   F-27
     Notes to Consolidated Financial Statements for the Year Ended April 30, 1996....   F-28
  CONDENSED INTERIM FINANCIAL STATEMENTS.............................................   F-35
     Consolidated Condensed Balance Sheet as at July 27, 1996........................   F-36
     Consolidated Condensed Statement of Earnings for the Three-Month Periods Ended
      July 27, 1995 and 1996.........................................................   F-37
     Consolidated Condensed Statement of Changes in Financial Position for the
      Three-Month Periods Ended July 27, 1995 and 1996...............................   F-38
     Notes to Consolidated Condensed Financial Statements for the Three-Month Period
      Ended July 27, 1996............................................................   F-39
PRO FORMA FINANCIAL INFORMATION......................................................   F-41
     Unaudited Pro Forma Combined Condensed Balance Sheet at August 3, 1996..........   F-42
     Unaudited Pro Forma Combined Condensed Statement of Operations for the Fiscal
      Year Ended October 28, 1995 and the Nine Months Ended August 3, 1996...........   F-44


- -------------------------

* Hamro Group Inc. is the parent company of Hamelin, having no operations other than Hamelin Group Inc. and Hamelin Industries Inc. The Company has the Canadian dollar (C$) as its functional currency. The Hamro financial statements included in this section have been presented in the C$, which is valued at an exchange rate of .7275 US$ (the currency exchange rate reported as of August 3, 1996 in the Wall Street Journal).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO SPARTECH CORPORATION

     We have audited the accompanying consolidated balance sheet of SPARTECH Corporation (a Delaware Corporation) and subsidiaries as of October 29, 1994 and October 28, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three fiscal years in the period ended October 28, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPARTECH Corporation and subsidiaries as of October 29, 1994 and October 28, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended October 28, 1995 in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP


St. Louis, Missouri
December 6, 1995

                     SPARTECH CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                          OCTOBER 29,    OCTOBER 28,
                                                                             1994           1995
                                                                          -----------    -----------
                                                                            (DOLLARS IN THOUSANDS,
                                                                            EXCEPT SHARE AMOUNTS)
ASSETS
  Current Assets
     Cash..............................................................    $   1,752      $   3,505
     Receivables, net of allowances of $1,592 in 1995 and $1,415 in
      1994.............................................................       40,493         51,762
     Inventories.......................................................       22,936         33,002
     Prepayments and other.............................................        1,112          1,274
                                                                           ---------      ---------
          Total Current Assets.........................................       66,293         89,543
  Plant and Equipment, Net.............................................       46,656         63,150
  Goodwill.............................................................       21,044         24,014
  Debt Issuance Costs and Other........................................        1,727          1,622
                                                                           ---------      ---------
                                                                           $ 135,720      $ 178,329
                                                                           =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
     Current maturities of long-term debt..............................    $   2,750      $      --
     Accounts payable..................................................       28,403         31,966
     Accrued liabilities...............................................        8,789         12,469
                                                                           ---------      ---------
          Total Current Liabilities....................................       39,942         44,435
  Long-Term Debt, Less Current Maturities..............................       36,419         59,510
  Other Liabilities....................................................        1,126          2,256
                                                                           ---------      ---------
          Total Long-Term Liabilities..................................       37,545         61,766
  Shareholders' Equity
     6% Cumulative Convertible Preferred Stock,
       776,700 shares issued and outstanding in 1994
       ($50 per share liquidation value)...............................          777             --
     Common stock, 23,364,407 and 8,629,947 shares issued in 1995
       and 1994, respectively..........................................        6,472         17,523
     Contributed capital...............................................       74,438         66,771
     Retained deficit..................................................      (23,449)       (12,099)
     Treasury stock, at cost, 11,291 shares in 1995 and 1,324 shares in
      1994.............................................................           (5)           (67)
                                                                           ---------      ---------
     Total Shareholders' Equity........................................       58,233         72,128
                                                                           ---------      ---------
                                                                           $ 135,720      $ 178,329
                                                                           =========      =========

    The accompanying notes are an integral part of this financial statement.

                     SPARTECH CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                           FISCAL YEAR
                                                                 --------------------------------
                                                                   1993        1994        1995
                                                                 --------    --------    --------
                                                                      (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE AMOUNTS)
NET SALES                                                        $189,401    $256,593    $352,273
                                                                 --------    --------    --------
Costs and Expenses
  Cost of sales...............................................    161,393     219,595     302,394
  Selling and administrative..................................     16,876      19,966      24,545
  Amortization of intangibles.................................        563         622         730
                                                                 --------    --------    --------
                                                                  178,832     240,183     327,669
                                                                 --------    --------    --------
OPERATING EARNINGS............................................     10,569      16,410      24,604
  Interest....................................................      3,350       3,125       4,960
                                                                 --------    --------    --------
Earnings Before Provision for Income Taxes....................      7,219      13,285      19,644
  Provision for income taxes..................................        503       2,450       5,110
                                                                 --------    --------    --------
NET EARNINGS..................................................      6,716      10,835      14,534
  Preferred stock accretion...................................     (2,015)     (2,133)     (1,098)
                                                                 --------    --------    --------
Net Earnings Applicable to Common Shares and Equivalents......   $  4,701    $  8,702    $ 13,436
                                                                 ========    ========    ========
NET EARNINGS PER COMMON SHARE
  Primary.....................................................   $    .54    $    .97    $    .80
                                                                 ========    ========    ========
  Fully Diluted...............................................   $    .30    $    .46    $    .60
                                                                 ========    ========    ========


    The accompanying notes are an integral part of this financial statement.

                     SPARTECH CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                       TOTAL
                                    PREFERRED    COMMON     CONTRIBUTED    RETAINED    TREASURY    SHAREHOLDERS'
                                      STOCK       STOCK       CAPITAL      DEFICIT      STOCK         EQUITY
                                    ---------    -------    -----------    --------    --------    -------------
                                                               (DOLLARS IN THOUSANDS)
BALANCE, OCTOBER 31, 1992........     $ 777      $ 6,245      $71,130      $(36,852)   $ (2,179)      $39,121
                                      -----      -------      -------      --------     -------       -------
  Stock options exercised........        --           --          113            --          91           204
  Preferred stock accretion......        --           --        2,015        (2,015)         --            --
  Net earnings...................        --           --           --         6,716          --         6,716
                                      -----      -------      -------      --------     -------       -------
BALANCE, OCTOBER 30, 1993........     $ 777      $ 6,245      $73,258      $(32,151)   $ (2,088)      $46,041
                                      -----      -------      -------      --------     -------       -------
  Stock options exercised........        --          227         (953)           --       2,083         1,357
  Preferred stock accretion......        --           --        2,133        (2,133)         --            --
  Net earnings...................        --           --           --        10,835          --        10,835
                                      -----      -------      -------      --------     -------       -------
BALANCE, OCTOBER 29, 1994........     $ 777      $ 6,472      $74,438      $(23,449)   $     (5)      $58,233
                                      -----      -------      -------      --------     -------       -------
  Preferred stock conversion.....      (777)      10,706       (9,929)           --          --            --
  Stock options exercised........        --          345        1,164            --          --         1,509
  Cash dividends.................        --           --           --        (2,086)         --        (2,086)
  Preferred stock accretion......        --           --        1,098        (1,098)         --            --
  Treasury stock purchases.......        --           --           --            --         (62)          (62)
  Net earnings...................        --           --           --        14,534          --        14,534
                                      -----      -------      -------      --------     -------       -------
BALANCE, OCTOBER 28, 1995........     $  --      $17,523      $66,771      $(12,099)   $    (67)      $72,128
                                      =====      =======      =======      ========     =======       =======

    The accompanying notes are an integral part of this financial statement.

                     SPARTECH CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                            FISCAL YEAR
                                                                  -------------------------------
                                                                   1993        1994        1995
                                                                  -------    --------    --------
                                                                      (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings.................................................   $ 6,716    $ 10,835    $ 14,534
  Adjustments to reconcile net earnings to Net cash provided by operating activities:
       Depreciation and amortization...........................     4,000       4,422       5,798
  Change in current assets and liabilities, net of effects of acquisitions
       Receivables.............................................    (4,409)     (4,594)     (4,447)
       Inventories.............................................    (1,154)     (1,325)     (6,504)
       Prepayments and other...................................      (418)        257         (17)
       Accounts payable........................................     5,642       2,726       3,563
       Accrued liabilities.....................................       583         846       1,410
  Other, net...................................................      (315)        191       2,150
                                                                  --------   ---------   ---------
       NET CASH PROVIDED BY OPERATING ACTIVITIES...............    10,645      13,358      16,487
                                                                  --------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.........................................    (2,610)     (8,152)    (10,015)
  Retirement of assets.........................................        27         333         538
  Business acquisitions........................................    (2,487)     (6,840)    (24,060)
  Proceeds from note receivable................................        --         495          --
                                                                  --------   ---------   ---------
       NET CASH USED FOR INVESTING ACTIVITIES..................    (5,070)    (14,164)    (33,537)
                                                                  --------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) on revolving credit facilities.....      (505)     (6,248)     (6,525)
  Issuance of 7.21% Senior Unsecured Notes.....................        --          --      50,000
  Term loan additions (payments)...............................    (5,000)      6,000     (13,000)
  Redemption of 9% Convertible
  Subordinated Debentures......................................        --          --     (10,134)
  Debt issuance costs..........................................        --          --        (899)
  Cash dividends on common stock...............................        --          --      (2,086)
  Stock options exercised......................................       204       1,357       1,509
  Treasury stock acquired......................................        --          --         (62)
                                                                  --------   ---------   ---------
       NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES....    (5,301)      1,109      18,803
                                                                  --------   ---------   ---------
  Increase In Cash.............................................       274         303       1,753
  Cash At Beginning Of Year....................................     1,175       1,449       1,752
                                                                  --------   ---------   ---------
  CASH AT END OF YEAR..........................................   $ 1,449    $  1,752    $  3,505
                                                                  ========   =========   =========


    The accompanying notes are an integral part of this financial statement.

                     SPARTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of SPARTECH Corporation and its wholly-owned subsidiaries (the "Company"). The Company's fiscal year ends on the Saturday closest to October 31. Fiscal years 1993, 1994, and 1995 each include 52 weeks. All significant intercompany transactions have been eliminated.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market. Finished goods include the costs of material, labor, and overhead. Inventories at October 29, 1994 and October 28, 1995 are comprised of the following components:

                                                                      1994        1995
                                                                     -------    --------
        Raw materials.............................................   $16,171    $ 23,368
        Finished goods............................................     6,765       9,634
                                                                     -------    --------
                                                                     $22,936    $ 33,002
                                                                     =======    ========

PLANT AND EQUIPMENT

     Plant and equipment are carried at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets as follows:

                                                                                 YEARS
                                                                                 -----
        Buildings and leasehold improvements..................................      25
        Machinery and equipment...............................................   12-16
        Furniture and fixtures................................................    5-10

     Major renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred. Upon disposition, the net book value is eliminated from the accounts, with the resultant gain or loss reflected in operations.

     Plant and equipment consisted of the following at October 29, 1994 and October 28, 1995:

                                                                      1994        1995
                                                                     -------    --------
        Land......................................................   $ 4,326    $  3,999
        Buildings and leasehold improvements......................    13,766      18,243
        Machinery and equipment...................................    50,434      67,308
        Furniture and fixtures....................................     1,903       2,152
                                                                     -------    --------
                                                                      70,429      91,702
        Less accumulated depreciation.............................    23,773      28,552
                                                                     -------    --------
        Plant and equipment, net..................................   $46,656    $ 63,150
                                                                     =======    ========

GOODWILL

     Goodwill, representing the excess of the purchase price over the fair value of net assets acquired, is charged against operations on a straight-line basis over 40 years. Goodwill amortization totaled $563, $622, and $730 in 1993, 1994, and 1995, respectively. Accumulated amortization at October 28, 1995 totaled $4,851.

                     SPARTECH CORPORATION AND SUBSIDIARIES

REVENUE RECOGNITION

     The Company manufactures products for specific customer orders and for standard stock inventory. Revenues are recognized and billings are rendered as the product is shipped to the customer.

INCOME TAXES

     In 1994, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for credit carryforwards. Deferred tax assets and liabilities are measured using the rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse and the credits are expected to be used. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. SFAS No. 109 requires an assessment, which includes anticipating future income, in determining the likelihood of realizing deferred tax assets. The adoption of SFAS No. 109 resulted in no cumulative effect on operations and, accordingly, prior year consolidated financial statements were not restated.

EARNINGS PER SHARE

     Primary Net Earnings Per Share is computed based upon the weighted average number of common shares outstanding during each period after consideration of the dilutive effect of stock options and warrants. Such average shares were 9,163,000, 8,985,000, and 16,858,000 for 1993, 1994, and 1995, respectively. The weighted average shares total for 1995 was effected by the actual conversion of the Company's Preferred Stock discussed below.

     Fully Diluted Net Earnings Per Share assumes conversion of securities when the earnings per share result is dilutive. Assumed conversions increased the weighted average number of common shares used in the computation to 23,438,000, 23,434,000, and 24,111,000 for 1993, 1994, and 1995, respectively.

     Effective May 1, 1995, all of the Company's Preferred Stockholders converted their shares into the Company's common stock. The conversion increased the Company's outstanding common shares by 14,274,635. If the Preferred Stockholders had converted their shares at the beginning of 1993, the Primary Net Earnings Per Share reported for 1993, 1994, and 1995 would have been $.30, $.46, and $.60, respectively.

     For the computations of Primary Net Earnings Per Share, net earnings applicable to common shares and equivalents have been increased for an after-tax interest factor as computed under the modified treasury stock method. Due to the 1995 conversion of the Company's Preferred Stockholders, the Primary Net Earnings Per Share for 1995 was computed using the treasury stock method, which requires no such adjustment to net earnings. For the computation of Fully Diluted Net Earnings Per Share, net earnings applicable to common shares and equivalents have been further increased for the elimination of preferred stock accretion (recorded up to the 1995 conversion date) from the assumed conversion of preferred stock and for the after-tax interest expense reduction as computed under the modified treasury stock method, when applicable. The primary and fully diluted increases to net earnings applicable to common shares and equivalents for the fiscal years 1993, 1994, and 1995 are as follows:

                                                                  1993      1994      1995
                                                                 ------    ------    ------
        Primary...............................................   $  300    $   74    $   --
        Fully diluted.........................................   $2,315    $2,133    $1,098

                     SPARTECH CORPORATION AND SUBSIDIARIES

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B -- LONG-TERM DEBT

     Long-term debt is comprised of the following:

                                                                       1994       1995
                                                                      -------    -------
        7.21% Senior Unsecured Notes...............................   $    --    $50,000
        Unsecured Bank Credit Facility.............................        --      9,510
        Revolving Credit Loan......................................    16,035         --
        Term Loan..................................................    13,000         --
        9% Convertible Subordinated Debentures.....................    10,134         --
                                                                      --------   --------
                                                                       39,169     59,510
        Less current maturities....................................     2,750         --
                                                                      --------   --------
        Total long-term debt.......................................   $36,419    $59,510
                                                                      ========   ========

     On August 15, 1995, the Company completed a $50,000 Private Placement of 7.21% Senior Unsecured Notes (the "Notes") over a ten-year term. The Notes require equal annual principal payments of approximately $7,143 commencing on August 15, 1999. Interest on the Notes is payable semiannually on February 15 and August 15 of each year. In addition, the Company concurrently finalized a new revolving $40,000 Unsecured Bank Credit Facility (the "Credit Facility"). The Credit Facility has a five-year term, with interest payable at a rate chosen by the Company of either prime rate or an adjusted LIBOR plus .75%. As of September 1, 1995, the Company entered into a six-month fixed LIBOR loan under the Credit Facility of $5,000 at 6.91%. The remaining Credit Facility is at the current prime rate, which at October 28, 1995, was 8.75%.

     The proceeds from these new financing arrangements were used to replace the Company's previously existing Senior Credit Facility (consisting of the Revolving Credit Loan and Term Loan) and to redeem the Company's 9% Convertible Subordinated Debentures. Interest on the Revolving Credit Loan and Term Loan was payable at a rate chosen by the Company of either prime rate plus .25% or Adjusted LIBOR plus 1.75%.

     Scheduled maturities of long-term debt, by fiscal year, are as follows:

                                                           7.21% SENIOR           UNSECURED
                                                          UNSECURED NOTES    BANK CREDIT FACILITY
                                                          ---------------    --------------------
        1996...........................................       $    --               $   --
        1997...........................................            --                   --
        1998...........................................            --                   --
        1999...........................................         7,143                   --
        2000...........................................         7,143                9,510
        Thereafter.....................................        35,714                   --
                                                             --------             --------
                                                              $50,000               $9,510
                                                             ========             ========

     Notes and Credit Facility both contain certain covenants which, among other matters, require the Company to restrict the incurrence of additional indebtedness, to satisfy certain ratios and net worth levels, and to limit both the sale of assets and merger transactions.

                     SPARTECH CORPORATION AND SUBSIDIARIES

NOTE C -- SHAREHOLDERS' EQUITY

     The authorized capital stock of the Company consists of 35 million shares of $.75 par value common stock and 4 million shares of $1 par value preferred stock. The Company declared a special three cent per share dividend on its common stock in May of 1995 and two regular quarterly dividends of three cents per share beginning in June of 1995.

     Preferred stock outstanding as of October 29, 1994 consisted of 6% Cumulative Convertible Preferred Stock, which was convertible into shares of common stock and carried equivalent common share voting rights as follows:

                                                                           COMMON STOCK     EQUIVALENT
                                                          NUMBER OF          ISSUABLE      COMMON SHARE
                                                       PREFERRED SHARES        UPON           VOTING
PREFERRED STOCK SERIES                                   OUTSTANDING        CONVERSION        RIGHTS
- ----------------------------------------------------   ----------------    ------------    ------------
Series L............................................        373,500          6,884,987       1,721,247
Series M............................................        343,200          6,289,998       1,572,500
Series N............................................         60,000          1,099,650         274,913

NOTE D -- INCOME TAXES

     The provision for income taxes for fiscal years 1995, 1994, and 1993 is comprised of the following:

                                                                     1993       1994       1995
                                                                    -------    -------    -------
Federal:
  Current........................................................   $    --    $    --    $ 2,715
  Deferred.......................................................     2,466      4,488      3,680
State............................................................       503      1,000      1,348
                                                                    -------    -------    -------
                                                                      2,969      5,488      7,743
Utilization of operating loss carryforwards......................    (2,466)    (3,038)    (2,633)
                                                                    -------    -------    -------
Provision for income taxes.......................................   $   503    $ 2,450    $ 5,110
                                                                    =======    =======    =======

     The income tax provision on earnings of the Company differs from the amounts computed by applying the U.S. Federal tax rate of 34% in 1993, and 35% in 1994 and 1995 as follows:

                                                                     1993       1994       1995
                                                                    -------    -------    -------
Federal income taxes at statutory rate...........................   $ 2,454    $ 4,650    $ 6,875
State income taxes, net of applicable Federal income tax
  benefits.......................................................       332        650        876
  Operating loss carryforwards...................................    (2,466)    (3,038)    (2,633)
  Other..........................................................       183        188         (8)
                                                                    -------    -------    -------
                                                                    $   503    $ 2,450    $ 5,110
                                                                    =======    =======    =======

                     SPARTECH CORPORATION AND SUBSIDIARIES

     At October 29, 1994 and October 28, 1995, the Company's principal components of deferred tax assets and liabilities consisted of the following:

                                                                         1994      1995
                                                                        ------    ------
        Deferred tax assets:
          Net operating loss and other tax carryforwards.............   $5,700    $4,701
          Bad debt reserves..........................................      485       412
          Inventories................................................      395       222
          Tax credit carryforwards...................................      600       952
          Accrued liabilities........................................      620     1,275
                                                                        ------    ------
                                                                        $7,800    $7,562
                                                                        ======    ======
        Deferred tax liabilities:
          Depreciation...............................................   $7,800    $8,208
          Other......................................................       --       471
                                                                        ------    ------
                                                                        $7,800    $8,679
                                                                        ======    ======

     At October 28, 1995, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $11,000 which are available to offset future Federal taxable income expiring in the years 2001 through 2007.

NOTE E -- STOCK OPTION PLANS AND COMMON STOCK WARRANTS

     The Company has an Incentive Stock Option Plan ("Incentive Plan") and Restricted Stock Option Plan ("Restricted Plan") for executive officers and key employees. The maximum number of shares which may be issued under the Incentive Plan is 1,000,000. The minimum option price is the fair market value per share at the date of grant, which may be paid on exercise in Company shares.

     The maximum number of shares issuable annually under the Restricted Plan is limited to 10% of the Company's outstanding common shares (excluding treasury shares) at each year end through 2001. The options granted and common shares purchased under the Restricted Plan may not be sold or disposed of for a period of three years from the date of option grant. Subject to the limitations discussed above, the number of shares issued, or options granted, pursuant to these plans is at the discretion of the compensation committee of the Board of Directors.

     Information with respect to options granted, all presently exercisable, under the Incentive and Restricted Plans for fiscal years 1993, 1994, and 1995 follows (in thousands, except exercise price range per share):

                                                                                                    EXERCISE PRICE
                                    OPTIONS                                            OPTIONS      RANGE PER SHARE
                               BEGINNING OF YEAR    GRANTED    EXERCISED/CANCELED    END OF YEAR    AT END OF YEAR
                               -----------------    -------    ------------------    -----------    ---------------
Fiscal 1993
- ----------------------------
Incentive Plan..............            62             66               51                 77         $3.00-$4.00
Restricted Plan.............         2,056             --              100              1,956         $1.25-$5.00
Fiscal 1994
- ----------------------------
Incentive Plan..............            77             95               23                149         $3.00-$4.38
Restricted Plan.............         1,956            170              158              1,968         $1.25-$5.00
Fiscal 1995
- ----------------------------
Incentive Plan..............           149            165                6                308         $3.00-$7.00
Restricted Plan.............         1,968             95              434              1,629         $1.25-$5.38

                     SPARTECH CORPORATION AND SUBSIDIARIES

     Additional options, which have been issued outside the plans discussed above, totaled 330,000 at October 28, 1995. These additional options are exercisable at prices ranging from $3.875 to $5.00 per share and expire at various dates through 2000. A total of 60,000 options at prices ranging from $1.625 to $2.15 were exercised in 1995.

NOTE F -- COMMITMENTS AND CONTINGENCIES

     The Company conducts certain of its operations in facilities under operating leases and has no material capital lease commitments. Rental expense for 1993, 1994, and 1995 was $1,670, $2,273, and $2,872, respectively.

     Future minimum lease payments under non-cancelable operating leases, by fiscal year, are as follows:

        1996.................................................................   $1,490
        1997.................................................................    1,073
        1998.................................................................      870
        1999.................................................................      642
        2000.................................................................      414
        2001 and thereafter..................................................      308
                                                                                ------
                                                                                $4,797
                                                                                ======

     On June 2, 1992, Mr. Lawrence M. Powers, former Director, Chairman of the Board, and Chief Executive Officer of the Company, filed a lawsuit in the United States District Court for the Southern District of New York against the Company and certain of its Directors and major shareholders. In the suit, Mr. Powers claims that, by reason of the Company's April 30, 1992 debt-to-equity restructuring (which he had previously, on April 13, 1992, voted in favor of as a Director), the Company should adjust his existing stock options, provide for the issuance of additional shares of common stock, and award to him attorney's fees and interest. Mr. Powers seeks the following judgment against the Company and the other defendants: (1) in excess of $13,000 plus punitive damages, (2) an additional 167,744 shares of common stock, (3) an adjustment increasing his then outstanding options to purchase the Company's common stock from 1,871,201 shares to 4,080,000 shares, and (4) attorney's fees and interest. In June 1993, in responding to the Company's request for summary judgment, the court ruled the Board of Directors' decision to not adjust Mr. Powers' options was "final, binding, and conclusive" unless Mr. Powers can establish that the Board was not acting independently and that it could not have acted appropriately. Discovery in the litigation has concluded, and the Company, together with the other defendants, has moved for summary judgment dismissing the complaint. The Company believes Mr. Powers' litigation is without merit and will continue to defend against it vigorously.

     At October 28, 1995, there were no other known contingent liabilities (including guarantees, pending litigation, and environmental claims) that, in the opinion of management, are expected to be material in relation to the Company's financial position, nor were there any material commitments outside the normal course of business.

                     SPARTECH CORPORATION AND SUBSIDIARIES

NOTE G -- CASH FLOW INFORMATION

     Supplemental information on cash flows is as follows:

                                                                             FISCAL YEAR
                                                                     ----------------------------
                                                                      1993      1994       1995
                                                                     ------    -------    -------
Cash paid during the year for:
  Interest........................................................   $3,220    $ 2,974    $ 4,099
                                                                     =======   ========   ========
  Income taxes....................................................   $  394    $ 1,043    $ 3,517
                                                                     =======   ========   ========
Schedule of business acquisitions:
  Fair value of assets acquired...................................   $2,487    $12,274    $26,330
  Liabilities assumed.............................................       --     (5,434)    (2,270)
                                                                     -------   --------   --------
       Total cash paid for the net assets acquired................   $2,487    $ 6,840    $24,060
                                                                     =======   ========   ========

NOTE H -- ACQUISITIONS

     On November 1, 1994, the Company acquired Pawnee Industries, Inc.'s ("Pawnee") Extrusion and Color Divisions. The purchase included two rigid plastic sheet & rollstock manufacturing plants (Extrusion Division), located in Wichita, Kansas and Paulding, Ohio, along with a color concentrate manufacturing plant (Color Division) located in Goddard, Kansas. The purchase price for Pawnee's net assets, exclusive of working capital purchased, totaled $15,785. In addition, the Company paid approximately $8,275 for net working capital assets (inventory and receivables net of assumed accrued liabilities).

     On February 2, 1994, the Company acquired certain assets of Product Components, Inc. ("ProCom"). The purchase included two rigid plastic sheet & rollstock manufacturing plants, located in Richmond, Indiana and Clare, Michigan, along with various other assets of ProCom. The purchase price for ProCom's net assets totaled $8,160. Approximately $6,800 of this purchase price was paid in cash, while the remaining balance represented the net liabilities assumed by the Company.

     Both acquisitions have been accounted for by the purchase method, and accordingly, the results of operations of Pawnee and ProCom are included in the Company's Consolidated Statement of Operations from their respective date of acquisition. The excess of cost over the fair value of net assets acquired is being amortized over a forty year period on a straight-line basis.

     On January 8, 1993, the Company purchased a portion of Penda Corporation's Custom Extrusion Division. The acquisition price and installation costs for both the equipment and business purchased was less than $2,500 in cash and was funded out of operating cash flow, paid in installments as the equipment was delivered. Installation of the four extrusion lines into two of the Company's existing extruded sheet & rollstock facilities was completed in early May of 1993.

     The following summarizes unaudited pro forma consolidated results of operations for fiscal year 1994 assuming the Pawnee and ProCom acquisitions had occurred at the beginning of the fiscal year. The results

                     SPARTECH CORPORATION AND SUBSIDIARIES
are not necessarily indicative of what would have occurred had these transactions been consummated as of the beginning of the fiscal year presented, or of future operations of the consolidated companies.

                                                                     PRO FORMA (UNAUDITED)
                                                                     ---------------------
                                                                          FISCAL YEAR
                                                                             1994
                                                                     ---------------------
        Net Sales.................................................         $ 324,658
                                                                           =========
        Earnings Before Income Taxes..............................         $  15,478
                                                                           =========
        Net Earnings..............................................         $  12,639
                                                                           =========
        Net Earnings Per Common Share
        Primary...................................................         $    1.17
                                                                           =========
        Fully diluted.............................................         $     .53
                                                                           =========

NOTE I -- QUARTERLY FINANCIAL INFORMATION

     Certain unaudited quarterly financial information for the years ended October 29, 1994 and October 28, 1995 is as follows:

                                                              QUARTER ENDED
                                                 ----------------------------------------     FISCAL
                                                 JANUARY     APRIL      JULY      OCTOBER      YEAR
                                                 -------    -------    -------    -------    --------
1994
Net Sales.....................................   $49,158    $64,350    $69,765    $73,320    $256,593
Gross Profit..................................     7,246      9,123      9,962     10,667      36,998
Net Earnings..................................     2,103      2,796      3,075      2,861      10,835
Net Earnings Per Share
  Primary.....................................       .17        .25        .28        .27         .97
  Fully diluted...............................       .09        .12        .13        .12         .46
1995
Net Sales.....................................   $79,258    $95,649    $90,891    $86,475    $352,273
Gross Profit..................................    10,847     13,733     12,988     12,311      49,879
Net Earnings..................................     3,125      3,950      3,820      3,639      14,534
Net Earnings Per Share
  Primary.....................................       .27        .36        .16        .15         .80
  Fully diluted...............................       .13        .16        .16        .15         .60

     The aggregate Primary Net Earnings Per Share for the four quarters of 1995 is greater than the full year results, due to the conversion by the Preferred Stockholders to common stock at the beginning of the third quarter. If the Preferred Stockholders had converted their shares at the beginning of 1994, all Primary Net Earnings Per Share amounts reported above would have been equal to Fully Diluted Net Earnings Per Share.

                              SPARTECH CORPORATION


                     CONDENSED INTERIM FINANCIAL STATEMENTS

                     SPARTECH CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET
         (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                         AUGUST 3,
                                                                                            1996
                                                                         OCTOBER 28,    ------------
                                                                            1995
                                                                         -----------    (UNAUDITED)
                                ASSETS
Current Assets
  Cash................................................................    $   3,505       $  3,131
  Receivables, net....................................................       51,762         55,329
  Inventories.........................................................       33,002         44,768
  Prepayments and other...............................................        1,274          1,752
                                                                          ---------       --------
       Total Current Assets...........................................       89,543        104,980
Plant and Equipment...................................................       91,702        107,543
  Less accumulated depreciation.......................................       28,552         32,868
                                                                          ---------       --------
       Net Plant and Equipment........................................       63,150         74,675
Goodwill..............................................................       24,014         32,920
Other Assets..........................................................        1,622          1,828
                                                                          ---------       --------
                                                                          $ 178,329       $214,403
                                                                          =========       ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt................................    $      --       $    550
  Accounts payable....................................................       31,966         36,274
  Accrued liabilities.................................................       12,469         15,103
                                                                          ---------       --------
       Total Current Liabilities......................................       44,435         51,927
                                                                          ---------       --------
Long-Term Debt........................................................       59,510         75,250
Other Liabilities.....................................................        2,256          5,219
                                                                          ---------       --------
       Total Long-Term Liabilities....................................       61,766         80,469
                                                                          ---------       --------
Shareholders' Equity
  Common stock, 23,609,090 shares issued in 1996 and 23,364,407 shares
     issued in 1995...................................................       17,523         17,706
  Contributed capital.................................................       66,771         66,772
Retained deficit......................................................      (12,099)        (1,098)
  Treasury stock, at cost, 149,088 shares in 1996 and 11,291 shares in
     1995.............................................................          (67)        (1,373)
                                                                          ---------       --------
       Total Shareholders' Equity.....................................       72,128         82,007
                                                                          ---------       --------
                                                                          $ 178,329       $214,403
                                                                          =========       ========


          See accompanying notes to consolidated financial statements.

                     SPARTECH CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
         (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             NINE MONTHS ENDED
                                                                           ---------------------
                                                                           JULY 29,    AUGUST 3,
                                                                             1995        1996
                                                                           --------    ---------
NET SALES...............................................................   $265,798    $ 287,019
                                                                           --------    ---------
Costs and Expenses
  Cost of sales.........................................................    228,235      242,954
  Selling and administrative............................................     18,591       18,139
  Amortization of intangibles...........................................        548          619
                                                                           --------    ---------
                                                                            247,374      261,712
                                                                           --------    ---------
OPERATING EARNINGS......................................................     18,424       25,307
  Interest..............................................................      3,779        3,577
                                                                           --------    ---------
Earnings Before Provision for Income Taxes..............................     14,645       21,730
  Provision for income taxes............................................      3,750        8,149
                                                                           --------    ---------
NET EARNINGS............................................................     10,895       13,581
  Preferred stock accretion.............................................     (1,098)          --
                                                                           --------    ---------
Net Earnings Applicable to Common Shares and Equivalents................   $  9,797    $  13,581
                                                                           ========    =========
NET EARNINGS PER COMMON SHARE:
  Primary...............................................................   $    .68    $     .55
                                                                           ========    =========
  Fully diluted.........................................................   $    .45    $     .55
                                                                           ========    =p=======


          See accompanying notes to consolidated financial statements.

                     SPARTECH CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                      (UNAUDITED AND DOLLARS IN THOUSANDS)


                                                                             NINE MONTHS ENDED
                                                                           ---------------------
                                                                           JULY 29,    AUGUST 3,
                                                                             1995        1996
                                                                           --------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings...........................................................  $ 10,895    $  13,581
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization.......................................     4,533        5,065
     Change in current assets and liabilities, net of effects of
      acquisitions.......................................................    (2,045)      (6,557)
  Other, net.............................................................       222        1,626
                                                                           --------    ---------
       NET CASH PROVIDED BY OPERATING ACTIVITIES.........................    13,605       13,715
                                                                           --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures...................................................    (7,403)      (6,295)
  Retirement of assets, net of depreciation..............................       498           30
  Business acquisitions, net of cash acquired............................   (24,060)     (17,562)
                                                                           --------    ---------
       NET CASH USED FOR INVESTING ACTIVITIES............................   (30,965)     (23,827)
                                                                           --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) on revolving credit facilities...............    15,546       13,440
  Term loan additions (net of repayments)................................     2,250           --
  Cash dividends on common stock.........................................    (1,387)      (2,580)
  Stock options exercised................................................       963          184
  Treasury stock acquired................................................       (62)      (1,306)
                                                                           --------    ---------
       NET CASH PROVIDED BY FINANCING ACTIVITIES.........................    17,310        9,738
                                                                           --------    ---------
Increase/(Decrease) In Cash..............................................       (50)        (374)
Cash at Beginning of Period..............................................     1,752        3,505
                                                                           --------    ---------
CASH AT END OF PERIOD....................................................  $  1,702    $   3,131
                                                                           ========    =========


          See accompanying notes to consolidated financial statements.

                     SPARTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Spartech Corporation and its wholly-owned subsidiaries (the "Company"). These financial statements have been prepared on a condensed basis and, accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the financial statements contain all adjustments (consisting solely of normal recurring adjustments) and disclosures necessary to make the information presented therein not misleading. These financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes thereto included in the Company's October 28, 1995 Annual Report on Form 10-K.


     The Company's fiscal year ends on the Saturday closest to October 31. Fiscal year 1996 will include 53 weeks compared to 52 weeks in 1995. As a result, the first quarter ended February 3, 1996 and nine months ended August 3, 1996 consist of 14 and 40 weeks, compared to 13 and 39 weeks for the respective 1995 periods. Operating results for any quarter are traditionally seasonal in nature and are not necessarily indicative of the results expected for the full year.


NOTE B -- INVENTORIES


     Inventories are valued at the lower of cost (first-in, first-out) or market. Inventories at October 28, 1995 and August 3, 1996 are comprised of the following components:



                                                                        1995       1996
                                                                      -------    -------
        Raw materials..............................................   $23,368    $32,717
        Finished goods.............................................     9,634     12,051
                                                                      -------    -------
                                                                      $33,002    $44,768
                                                                      =======    =======


NOTE C -- EARNINGS PER SHARE

     Primary net earnings per common share is computed based upon the weighted average number of common shares outstanding during each period, after consideration of the dilutive effect of stock options. Such average shares were:


        PERIOD                                                          NINE MONTHS ENDED
        ------                                                          -----------------
        July 29, 1995................................................       14,379,000
        August 3, 1996...............................................       24,536,000


     Fully diluted net earnings per common share assumes conversion of securities when the earnings per share result is dilutive. Assumed conversions increased the weighted average number of common shares outstanding to:


                                   PERIOD                               NINE MONTHS ENDED
                                   ------                               -----------------
        July 29, 1995................................................       24,044,000
        August 3, 1996...............................................       24,777,000


     The increase in the weighted average share total from 1995 was due to the third quarter 1995 conversion of the Company's preferred stock. Effective May 1, 1995, all of the Company's Preferred Stockholders converted their shares into the Company's common stock. The conversion increased the Company's outstanding common shares by 14,274,635. If the Preferred Stockholders had converted their shares at the

                     SPARTECH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


beginning of 1995, the primary net earnings per share reported for the nine months ended July 29, 1995 would have been $.45.


NOTE D -- CASH FLOW INFORMATION


     Supplemental information on cash flows and noncash transactions for the six months ended July 29, 1995 and August 3, 1996 is as follows:



                                                                              1995       1996
                                                                             -------    -------
Cash paid for:
  Interest................................................................   $ 3,463    $ 2,352
                                                                             =======     ======
  Income taxes............................................................   $ 2,746    $ 6,205
                                                                             =======     ======
Schedule of business acquisition:
     Fair value of assets acquired........................................   $26,330    $27,291
     Liabilities assumed..................................................     2,270      9,729
                                                                             -------     ------
  Cash paid, net..........................................................   $24,060    $17,562
                                                                             =======     ======


NOTE E -- COMMITMENTS AND CONTINGENCIES


     On June 2, 1992, Mr. Lawrence M. Powers, a former Director and former Chairman of the Board and Chief Executive Officer of the Company, filed a lawsuit in the United States District Court for the Southern District of New York against the Company and certain of its Directors and major shareholders. In the suit, Mr. Powers claims that, by reason of the Company's April 30, 1992 debt-to-equity restructuring (which he had previously, on April 13, 1992, voted in favor of as a Director), the Company should adjust his existing stock options, provide for the issuance of 167,744 additional shares of common stock to him, and award to him attorney's fees and interest. Mr. Powers seeks judgment against the Company and the other defendants: (1) in excess of $13,000 plus punitive damages, (2) requiring the Company to issue him an additional 167,744 shares of common stock, (3) requiring an adjustment increasing his then outstanding options to purchase the Company's common stock from 1,871,201 shares to 4,080,000 shares, and (4) for attorney's fees and interest. In June, 1993, in responding to the Company's request for summary judgment, the Court ruled the Board of Directors' decision to not adjust Mr. Powers' options was "final, binding and conclusive" unless Mr. Powers can establish the Board was not acting independently and that it could not have acted appropriately. Discovery has concluded in the litigation, and the Company, together with the other defendants, have moved for summary judgment dismissing the complaint. On January 9, 1996, Mr. Powers filed a similar lawsuit in the Circuit Court of St. Louis County, Missouri against the Company and two officer directors. The Company believes that this is simply a restatement of the claims made in the 1992 lawsuit and has filed a motion to dismiss or stay this lawsuit pending the outcome of the 1992 lawsuit. This motion has not yet been ruled on by the Circuit Court of St. Louis County, Missouri. The Company believes Mr. Powers' lawsuits are without merit and will continue defending against them vigorously.



NOTE F -- ACQUISITIONS



     On May 9, 1996, the Company completed its acquisition of Portage Industries Corporation ("Portage") by means of a cash merger pursuant to which Spartech Plastics, Inc., a newly formed, wholly-owned subsidiary of the Company, was merged with and into Portage. Pursuant to an Agreement and Plan of Merger among the Company, Spartech Plastics, Inc., and Portage, each share of Portage Common Stock was converted into the right to receive $6.60 in cash. The price for all outstanding shares of Portage's stock totaled approximately $17.6 million in cash, including estimated costs of the transaction. The fair value of assets acquired, including $9.5 million of goodwill, and liabilities assumed were $27.3 million and $9.7 million,

                     SPARTECH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


respectively. The purchase price was determined by arms' length negotiations between the parties. The purchase was funded by the Company's existing unsecured credit facility.



     On June 7, 1996, the Company entered into an Asset Purchase and Sale Agreement to purchase substantially all of the net assets of the extrusion, color and molding divisions of Hamelin Group Inc. ("Hamelin"). Hamelin is a leading manufacturer of extruded plastic sheet, color concentrate and molded food packaging, industrial and housewares products and is based in Montreal, Canada. It has two extruded sheet plants, one color concentrate facility and three molding operations located in Canada and a molding operation located in the United States, with consolidated sales for the seven facilities of approximately $80 million for its fiscal year ended April 30, 1996. In addition to the assumption of certain liabilities (estimated to be approximately $8 million at July 27, 1996), the Company will pay approximately $57 million in cash for the net assets acquired from Hamelin (to be adjusted for Hamelin's working capital, capital expenditures, and related matters as of the closing date, on or about September 30, 1996). The acquisition will be financed through a combination of additional borrowings and a common stock equity offering of the Company.

                                HAMRO GROUP INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                      AUDITORS' REPORT TO THE SHAREHOLDERS

                                                                   June 14, 1996

     We have audited the consolidated balance sheet of Hamro Group Inc. as at April 30, 1995 and 1996 and the consolidated statements of earnings, retained earnings and changes in financial position for each of the years in the three year period ended on April 30, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at April 30, 1995 and 1996 and the results of its operations and the changes in its financial position for each of the years in the three year period ended on April 30, 1996 in accordance with generally accepted accounting principles in Canada.


Coopers & Lybrand


GENERAL PARTNERSHIP
CHARTERED ACCOUNTANTS

                                HAMRO GROUP INC.
            CONSOLIDATED BALANCE SHEET AS AT APRIL 30, 1995 AND 1996

                                                                           1995          1996
                                                                            C$            C$
                                                                        ----------    ----------
ASSETS
CURRENT ASSETS
  Cash in bank.......................................................           --       344,529
  Accounts receivable (notes 3 and 8)................................   16,740,249    17,305,530
  Inventories (notes 3, 4 and 8).....................................   12,523,205    10,081,279
  Prepaid expenses...................................................      228,923       270,437
  Income taxes.......................................................           --       300,190
                                                                        ----------    ----------
                                                                        29,492,377    28,301,965
SECURED NOTES RECEIVABLE, less current maturities of $528,971 (1995
  -- $32,469) (note 5)...............................................      540,283        13,620
CAPITAL ASSETS (notes 6 and 8).......................................   27,184,104    26,248,116
OTHER ASSETS (note 7)................................................    1,083,424       658,115
                                                                        ----------    ----------
                                                                        58,300,188    55,221,816
                                                                        ==========    ==========
LIABILITIES
CURRENT LIABILITIES
  Bank loans (note 3)................................................    2,685,392            --
  Accounts payable and accrued liabilities...........................   14,163,952    13,061,413
  Account payable to a related company...............................      132,500       131,645
  Income taxes.......................................................    1,724,765            --
  Current portion of long-term debt..................................    2,330,201     2,520,765
                                                                        ----------    ----------
                                                                        21,036,810    15,713,823
LONG-TERM DEBT (note 8)..............................................   20,092,865    20,004,916
DEFERRED INCOME TAXES................................................    2,953,482     2,496,482
                                                                        ----------    ----------
                                                                        44,083,157    38,215,221
                                                                        ----------    ----------
NON-CONTROLLING INTERESTS............................................           --        42,027
                                                                        ----------    ----------
SHAREHOLDERS' EQUITY
CAPITAL STOCK (note 10)..............................................    4,840,100     4,600,100
RETAINED EARNINGS....................................................    9,042,968    12,017,259
CUMULATIVE TRANSLATION ADJUSTMENT....................................      333,963       347,209
                                                                        ----------    ----------
                                                                        14,217,031    16,964,568
                                                                        ----------    ----------
                                                                        58,300,188    55,221,816
                                                                        ==========    ==========

                                HAMRO GROUP INC.

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                FOR THE YEAR ENDED APRIL 30, 1994, 1995 AND 1996

                                                                                       C$
                                                                                   ----------
BALANCE -- April 30, 1993.......................................................    4,936,318
Net earnings for year...........................................................    1,321,942
                                                                                   ----------
                                                                                    6,258,260
Less: Dividends on Class "A" preferred shares...................................       76,000
                                                                                   ----------
BALANCE -- April 30, 1994.......................................................    6,182,260
Net earnings for year...........................................................    2,914,708
                                                                                   ----------
                                                                                    9,096,968
Less: Dividends on Class "A" preferred shares...................................       54,000
                                                                                   ----------
BALANCE -- April 30, 1995.......................................................    9,042,968
Net earnings for the year.......................................................    2,980,291
                                                                                   ----------
                                                                                   12,023,259
Less: Dividends on Class "A" preferred shares...................................        6,000
                                                                                   ----------
BALANCE -- April 30, 1996.......................................................   12,017,259
                                                                                   ==========

                                HAMRO GROUP INC.

                       CONSOLIDATED STATEMENT OF EARNINGS
                FOR THE YEAR ENDED APRIL 30, 1994, 1995 AND 1996

                                                             1994          1995           1996
                                                              C$            C$             C$
                                                          ----------    -----------    -----------
SALES..................................................   92,679,894    108,348,633    109,613,688
                                                          ==========    ===========    ===========
OPERATING INCOME BEFORE THE FOLLOWING:.................   10,057,306     12,902,824     11,698,046
                                                          ----------    -----------    -----------
Amortization of capital assets.........................    5,004,077      5,449,327      5,469,572
Amortization of other assets...........................       62,522        395,017        425,981
Interest on long-term debt.............................    2,121,037      2,079,369      2,123,980
Interest and bank charges..............................      451,938        553,687        247,406
Research and development, net of investment tax credits
  of $900,000 (1995 - nil) (note 11(b))................      768,611        466,552       (519,756)
Gain on sale of capital assets.........................     (103,341)      (210,125)       (53,910)
                                                          ----------    -----------    -----------
                                                           8,304,844      8,733,827      7,693,273
                                                          ----------    -----------    -----------
                                                           1,752,462      4,168,997      4,004,773
                                                          ----------    -----------    -----------
PROVISION FOR (RECOVERY OF) INCOME TAXES (note 11)
Current................................................      193,920      1,708,289      1,465,759
Deferred...............................................      236,600       (454,000)      (457,000)
                                                          ----------    -----------    -----------
                                                             430,520      1,254,289      1,008,759
                                                          ----------    -----------    -----------
Earnings before non-controlling interests..............    1,321,942      2,914,708      2,996,014
Non-controlling interests in earnings of a
  subsidiary...........................................           --             --         15,723
                                                          ----------    -----------    -----------
NET EARNINGS FOR THE YEAR..............................    1,321,942      2,914,708      2,980,291
                                                          ==========    ===========    ===========

                                HAMRO GROUP INC.

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                FOR THE YEAR ENDED APRIL 30, 1994, 1995 AND 1996

                                                               1994          1995          1996
                                                                C$            C$            C$
                                                            ----------    ----------    ----------
OPERATING ACTIVITIES
Net earnings for the year................................    1,321,942     2,914,708     2,980,291
  Items not affecting cash --
     Amortization of capital assets......................    5,004,077     5,449,327     5,469,572
     Amortization of other assets........................       62,522       395,017       425,981
     Deferred income taxes...............................      236,600      (454,000)     (457,000)
     Gain on sale of capital assets......................     (103,341)     (210,125)      (53,910)
     Non-controlling interests...........................           --            --        15,723
                                                            ----------    ----------    ----------
                                                             6,521,800     8,094,927     8,380,657
Change in non-cash working capital items.................    4,378,985    (2,387,199)     (796,716)
                                                            ----------    ----------    ----------
                                                            10,900,785     5,707,728     7,583,941
                                                            ----------    ----------    ----------
FINANCING ACTIVITIES
Increase in long-term debt...............................    2,040,875     4,646,579     2,442,489
Payment of long-term debt................................   (2,874,354)   (2,491,598)   (2,339,874)
Redemption of preferred shares...........................      (80,000)     (480,000)     (240,000)
Dividends................................................      (76,000)      (54,000)       (6,000)
Net proceeds on issue of shares to a non-controlling
  shareholder............................................           --            --        26,304
                                                            ----------    ----------    ----------
                                                              (989,479)    1,620,981      (117,081)
                                                            ----------    ----------    ----------
INVESTING ACTIVITIES
Decrease (increase) in notes receivable..................      (26,551)       42,640        30,161
Purchase of capital assets...............................   (6,186,873)   (5,024,370)   (5,114,724)
Proceeds from sale of capital assets.....................      308,446       305,533       635,050
Increase in other assets.................................     (961,327)     (248,995)         (672)
Increase (decrease) in cumulative translation
  adjustment.............................................      250,208       (91,420)       13,246
                                                            ----------    ----------    ----------
                                                            (6,616,097)   (5,016,612)   (4,436,939)
                                                            ----------    ----------    ----------
DECREASE IN BANK LOANS DURING THE YEAR...................    3,295,209     2,312,097     3,029,921
BANK LOANS -- BEGINNING OF YEAR..........................   (8,292,698)   (4,997,489)   (2,685,392)
                                                            ----------    ----------    ----------
CASH IN BANK (BANK LOANS) -- END OF YEAR.................   (4,997,489)   (2,685,392)      344,529
                                                            ==========    ==========    ==========

                                HAMRO GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED APRIL 30, 1996

1. NATURE OF OPERATIONS

     Hamro Group Inc. operates in the plastic industry. The company manufactures and distributes a wide range of plastic products as well as color concentrates.

2. ACCOUNTING POLICIES

  Basis of consolidation

     The consolidated financial statements include the accounts of the subsidiary, Hamelin Group Inc., and its American subsidiary, Hamelin Industries Inc., which have been accounted for using the purchase method.

  Inventories

     Inventories are valued at the lower of cost and market. Market is defined as net realizable value for finished goods, and as replacement cost for raw materials and spare parts. Cost of inventories is determined as follows:

          (a) raw materials using the first-in, first-out method;

          (b) spare parts using the specific identification method; and

          (c) finished goods using the accumulation of actual cost of raw materials and labour, plus a percentage of overhead.

  Capital assets and amortization

     Capital assets are recorded at cost less government grants and accumulated amortization. The cost of capital assets purchased under capital leases is established at present value of minimum lease payment requirements, without exceeding the fair value of the property.

     Amortization is charged against income using the straight-line method in amounts sufficient to amortize the cost of capital assets over their estimated useful lives at the following annual rates:

                                                             UNAMORTIZED BALANCE OF        CAPITAL ASSETS
                                                         CAPITAL ASSETS ACQUIRED BEFORE    ACQUIRED AFTER
                                                                  MAY 1, 1993               MAY 1, 1993
                                                         ------------------------------    --------------
Land development......................................                 10 years                  10 years
Buildings.............................................                 30 years            30 or 40 years
Machinery and equipment...............................                  5 years             5 to 10 years
Rolling stock.........................................                  3 years              3 to 5 years
Furniture and fixtures................................             2 to 3 years              3 to 5 years
Leasehold improvements................................            Term of lease             Term of lease

  Deferred charges

     Deferred charges represent the costs relating to the reorganization and rationalization of certain of the company's production plants. The deferred charges are mainly comprised of consulting fees and relocalization expenses and are amortized using the straight-line method over three years.

     Financing fees related to the long-term debt are amortized using the straight-line method over a period of five years according to the term of the loan.

                                HAMRO GROUP INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                       FOR THE YEAR ENDED APRIL 30, 1996

  Income taxes

     Income taxes are provided at current rates for all items included in the statement of earnings, regardless of the period when such items are reported for income tax purposes. The principal item which results in timing differences for financial and tax reporting purposes is amortization. Deferred income taxes are not adjusted for subsequent changes in income tax rates.

  Foreign currency translation
  Foreign currency transactions

     Monetary assets and liabilities resulting from foreign currency transactions are translated into Canadian dollars using the year-end exchange rates. Sales, purchases, and capital expenditures are translated throughout the year at the exchange rates prevailing at the transaction date. All exchange gains and losses are included in the determination of net earnings for the year.

  Foreign subsidiary

     The foreign subsidiary is considered a self-sustaining entity. The assets and liabilities are translated at the exchange rate prevailing at the balance sheet date. Revenue and expenses are translated at the weighted average exchange rate for the year. Translation gains or losses are deferred and shown as a separate component of shareholders' equity.

3. SECURITY FOR BANK LOANS

     Inventories and a moveable hypothec on accounts receivable have been pledged as security for bank loans.

4. INVENTORIES

                                                                    1995          1996
                                                                     C$            C$
                                                                 ----------    ----------
        Raw materials.........................................    6,770,406     4,853,359
        Finished goods........................................    5,124,140     4,601,240
        Spare parts...........................................      628,659       626,680
                                                                 ----------    ----------
                                                                 12,523,205    10,081,279
                                                                 ==========    ==========

                                HAMRO GROUP INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                       FOR THE YEAR ENDED APRIL 30, 1996

5. SECURED NOTES RECEIVABLE

                                                                              1995       1996
                                                                               C$         C$
                                                                             -------    -------
Note receivable, secured by certain land and buildings, bearing interest at 9%, payable in blended monthly installments of C$5,525 (U.S. $4,057)
  and a final installment of approximately C$512,112 (U.S. $376,000) in
  September 1996..........................................................   532,066    515,351
Note receivable, secured by certain assets, bearing interest at 11%, payable in semi-annual installments varying from C$3,405 (U.S. $2,500)
  to C$6,810 (U.S. $5,000) ending in 1998.................................    40,686     27,240
                                                                             -------    -------
                                                                             572,752    542,591
Less: Current portion included in accounts receivable.....................    32,469    528,971
                                                                             -------    -------
                                                                             540,283     13,620
                                                                             =======    =======

6. CAPITAL ASSETS

                                                                                 1996
                                                    1995       ----------------------------------------
                                                 ----------                  ACCUMULATED
                                                    NET           COST       AMORTIZATION       NET
                                                     C$            C$             C$             C$
                                                 ----------    ----------    ------------    ----------
Land and land development.....................      670,094     1,007,395         365,631       641,764
Buildings.....................................    5,309,926    10,420,201       5,168,783     5,251,418
Machinery and equipment.......................   15,540,182    56,868,782      41,977,970    14,890,812
Rolling stock.................................      133,172     1,022,937         728,285       294,652
Furniture and fixtures........................      541,468     2,597,665       2,038,470       559,195
Leasehold improvements........................      715,192     1,167,712         588,734       578,978
Machinery and equipment held under capital
  leases......................................    3,892,109     5,277,804       1,651,963     3,625,841
Deposits and capital assets under
  construction................................      381,961       405,456              --       405,456
                                                 ----------    ----------     -----------    ----------
                                                 27,184,104    78,767,952      52,519,836    26,248,116
                                                 ==========    ==========     ===========    ==========

7. OTHER ASSETS

                                                                             1995        1996
                                                                              C$          C$
                                                                           ---------    -------
Deferred charges, net of accumulated amortization of $675,504...........     673,097    335,645
Goodwill, net of accumulated amortization of C$83,605...................     108,000    101,851
Financing fees and other................................................     302,327    220,619
                                                                           ---------    -------
                                                                           1,083,424    658,115
                                                                           =========    =======

                                HAMRO GROUP INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                       FOR THE YEAR ENDED APRIL 30, 1996

8. LONG-TERM DEBT

     (a) Long-term debt is comprised of the following:

                                                                           1995          1996
                                                                            C$            C$
                                                                        ----------    ----------
        Term loan payable in monthly installments of $75,000,
          $125,000, $150,000 and $175,000 for years ending in 1997,
          1998, 1999 and 2000 respectively and the balance of
          $8,100,000 maturing on April 15, 2000 (note 8(b)) -- at a
          fixed rate of 10.535%......................................   10,000,000     9,647,056
          at prime rate plus 1.25%...................................    5,000,000     6,752,944
        Participating loan bearing interest at variable rates
          repayable in a maximum of seven annual installments on
          September 15 of each year commencing in 1995 based on 7.5%
          of the company's annual income (as defined) (note 8(c))....    1,834,464     1,272,756
        Term loan (U.S. $1,703,000) bearing interest at 9.5%, payable in monthly installments of $42,296 (U.S. $31,054) including capital and interest until February 2000 and the balance of
          $962,934 (U.S. $707,000 maturing in March 2000 (note
          8(d))......................................................    2,576,780     2,319,116
        Non-interest bearing loan facility totalling $346,615 payable in five annual consecutive installments starting on April
          30, 1997...................................................      148,531       311,954
                                                                        ----------    ----------
                                                                        19,559,775    20,303,826
        Obligations under capital leases maturing between 1996 and
          2001, bearing interest at rates varying from 7.5% to 9.4%
          of which C$823,255 is repayable next year (note 9).........    2,863,291     2,221,855
                                                                        ----------    ----------
                                                                        22,423,066    22,525,681
          Less: Current portion......................................    2,330,201     2,520,765
                                                                        ----------    ----------
                                                                        20,092,865    20,004,916
                                                                        ==========    ==========

     (b) An immovable and movable first rank hypothec of $17 million on all current and future assets of the company has been given as security for this term loan, subject to the bank's prior charge on accounts receivable and inventory to secure the operating line of credit and other prior charges, mainly on machinery and equipment under capital leases.

     Furthermore, the United States subsidiary's shares were pledged as collateral for the term loan.

     (c) The participating loan from SDI is secured by:

          a $1.7 million mortgage bond issued under a second rank Trust Deed creating a fixed charge on all the company's assets as well as a floating charge on all the company's assets not specifically pledged, except those located in the United States;

          a commercial pledge on machinery and equipment.

As additional consideration for the participating loan, the company granted an option to SDI to purchase capital stock (note 10(c)).

     (d) Substantially all the United States subsidiary's assets have been pledged as collateral for the term loan.

                                HAMRO GROUP INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                       FOR THE YEAR ENDED APRIL 30, 1996

     (e) The aggregate amount of payments required in each of the next five years to meet retirement provisions of long-term debt exclusive of obligations under capital leases is as follows:

        1997..................................................................   C$ 1,698,000
        1998..................................................................      2,291,000
        1999..................................................................      2,623,000
        2000..................................................................     13,596,000
        2001..................................................................         69,000

9. COMMITMENTS

     (a) Future minimum lease payments under capital and operating leases are as follows:

                                                                     CAPITAL LEASES    OPERATING LEASES
                                                                           C$                 C$
                                                                     --------------    ----------------
        Year ending April 30, 1997................................        988,918           606,000
                                1998..............................        972,852           280,000
                                1999..............................        352,552            32,000
                                2000..............................        140,184            20,000
                                2001..............................         71,662            13,000
                                                                        ---------          --------
        Total future minimum lease payments.......................      2,526,168           951,000
                                                                                           ========
        Less: Interest............................................        304,313
                                                                        ---------
        Balance of obligations....................................      2,221,855
                                                                        =========

     (b) Commitments under signed agreements with respect to the purchase of capital assets total $836,000 as at April 30, 1996.

     (c) During the year, the company entered into an agreement to guarantee certain financial obligations of a client to its supplier.

     The maximum amount guaranteed under this agreement amounts to $477,000 (U.S. $350,000).

10. CAPITAL STOCK

     (a) Authorized in unlimited number --

        10% cumulative dividend, non-voting Class "A" preferred shares, redeemable at their stated value of $100 each

        8% non-cumulative dividend, non-voting Class "B" preferred shares, redeemable at their paid-up value

        Class "A" and Class "B" common shares, without par value

                                                                            1995         1996
                                                                             C$           C$
                                                                          ---------    ---------
        Issued and fully paid --
          Nil (1995 - 2,400) Class "A" preferred shares................     240,000           --
          813,223 Class "B" preferred shares...........................     813,223      813,223
          70,000 Class "A" common shares...............................   2,651,054    2,651,054
          30,000 Class "B" common shares...............................   1,135,823    1,135,823
                                                                          ---------    ---------
                                                                          4,840,100    4,600,100
                                                                          =========    =========

                                HAMRO GROUP INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                       FOR THE YEAR ENDED APRIL 30, 1996

     (b) During the year, the company redeemed 2,400 Class "A" preferred shares for cash consideration of C$240,000.

     (c) As consideration for the participating loan from SDI as described in note 8(c), the company has granted SDI the option to purchase 1,396 Class "A" common shares as well as 598 Class "B" common shares for the price of $77.13 per share, payable in cash.

     Upon exercising the option, SDI can request from the company the immediate repurchase of shares based on their book value.

11. INCOME TAXES

     (a) As of April 30, 1996, the American subsidiary has a deferred income tax debit which has not been recorded in the financial statements, of approximately C$369,000 (U.S. $271,000).

     The unrecognized deferred income tax debit is comprised of the following:

                                                  FEDERAL      STATE
                                                   U.S. $     U.S. $                      EXPIRATION
                                                  --------    -------                     ----------
    Losses carried forward.....................    603,000     46,000                      2003-2008
    Amounts claimed for income tax purposes in
      excess of amounts provided in the
      financial statements.....................   (376,000)   (93,000)                            --
                                                  --------    -------
    Total......................................    227,000    (47,000)         180,000
                                                  ========    =======
    Income tax credits.........................                                 91,000     1997-2001
                                                                               -------
                                                                         U.S. $271,000
                                                                               =======

Previous years unrecognized tax benefit on losses carried forward reduced the consolidated income tax charge by C$238,000 (U.S. $175,000) for the current year and C$274,000 (U.S. $201,000) in 1995.

     (b) During the year, the tax authorities granted additional investment tax credits of approximately C$900,000 related to years 1987 to 1995 of which C$131,000 are related to 1995. These credits were not previously recorded in the books and have been accounted for against the research and development expense for the year ended April 30, 1996.

12. RELATED PARTY TRANSACTIONS

     During the year, management fees of C$1,141,530 (1995 -- C$1,001,626) were paid to a related company.

13. SUBSEQUENT EVENT

     On June 7, 1996, the company entered into an agreement to dispose of substantially all its operating assets and certain liabilities, for proceeds exceeding book value.

                                HAMRO GROUP INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                       FOR THE YEAR ENDED APRIL 30, 1996

14. RECONCILIATION OF CANADIAN TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The following reconciles the Company's financial information according to generally accepted accounting principles in Canada to those in the United
States:

     a) Statement of Earnings:

                                                                   YEARS ENDED APRIL 30,
                                                                   ----------------------
                                                                     1995         1996
                                                                      C$           C$
                                                                   ---------    ---------
        Net earnings as shown in the financial statements.......   2,914,708    2,980,291
        Decrease in recovery of deferred income taxes...........      73,000       43,000
                                                                   ---------    ---------
        Net income according to generally accepted accounting
          principles in the United States.......................   2,841,708    2,937,291
                                                                   =========    =========

     b) Balance Sheet:

                                                                      AS OF APRIL 30,
                                                                   ----------------------
                                                                     1995         1996
                                                                      C$           C$
                                                                   ---------    ---------
        Deferred income taxes as shown in the financial
          statements............................................   2,953,482    2,496,482
        Deferred income taxes according to generally accepted
          accounting principles in the United States............   2,762,000    2,348,000
                                                                   ---------    ---------
        Difference resulting in an increase in retained earnings
          under generally accepted accounting principles in the
          United States.........................................     191,482      148,482
                                                                   =========    =========

     c) Statement of Changes in Financial Position:

          Under generally accepted accounting principles in the United States, bank loans would be excluded from the amount of cash, and changes in bank loans would be reflected as financing activities in the statement of changes in financial position. As a result, the amount of cash from financing activities in the year, and the cash at the end of the year, would be reported as follows:


                                                              YEAR ENDED APRIL 30,
                                                      ------------------------------------
                                                         1994         1995         1996
                                                          C$           C$           C$
                                                      ----------    --------    ----------
        Cash used in financing activities..........   (4,284,688)   (691,116)   (2,802,473)
                                                       =========    =========    =========
        Cash at end of year........................           --          --       344,529
                                                       =========    =========    =========

                                HAMRO GROUP INC.


                     CONDENSED INTERIM FINANCIAL STATEMENTS

                                HAMRO GROUP INC.



            CONSOLIDATED CONDENSED BALANCE SHEET AS AT JULY 27, 1996



                                                                                       C$
                                                                                   ----------
                                           ASSETS
CURRENT ASSETS
  Accounts receivable, net......................................................   15,559,249
  Inventories (note 4)..........................................................   10,744,538
  Prepaid expenses..............................................................      505,652
  Income taxes..................................................................      116,667
                                                                                   -----------
                                                                                   26,926,106
SECURED NOTES RECEIVABLE, less current maturities of $528,949...................       13,750
CAPITAL ASSETS, net.............................................................   25,923,297
OTHER ASSETS....................................................................      554,965
                                                                                   -----------
                                                                                   53,418,118
                                                                                   ===========
                                         LIABILITIES
CURRENT LIABILITIES
  Bank loans....................................................................      485,518
  Accounts payable and accrued liabilities......................................   10,722,078
  Accounts payable to a related company.........................................      295,869
  Current portion of long-term debt.............................................    2,787,111
                                                                                   -----------
                                                                                   14,290,576
LONG-TERM DEBT..................................................................   19,266,885
DEFERRED INCOME TAXES...........................................................    2,296,482
                                                                                   -----------
                                                                                   35,853,943
                                                                                   -----------
NON-CONTROLLING INTERESTS.......................................................       38,297
                                                                                   -----------
                                    SHAREHOLDERS' EQUITY
CAPITAL STOCK...................................................................    4,600,100
RETAINED EARNINGS...............................................................   12,544,379
CUMULATIVE TRANSLATION ADJUSTMENT...............................................      381,399
                                                                                   -----------
                                                                                   17,525,878
                                                                                   -----------
                                                                                   53,418,118
                                                                                   ===========

                                HAMRO GROUP INC.



                  CONSOLIDATED CONDENSED STATEMENT OF EARNINGS


            FOR THE THREE-MONTH PERIODS ENDED JULY 27, 1995 AND 1996



                                                                           1995          1996
                                                                            C$            C$
                                                                        ----------    ----------
SALES................................................................   25,818,715    26,800,833
                                                                        ===========   ===========
OPERATING INCOME BEFORE THE FOLLOWING................................    2,325,274     2,914,447
                                                                        -----------   -----------
Amortization of capital assets.......................................    1,428,012     1,450,547
Amortization of other assets.........................................      104,156       103,150
Interest on long-term debt...........................................      557,035       514,963
Interest and bank charges............................................       61,010        (9,903)
Gain on sale of capital assets.......................................      (24,861)      (12,556)
                                                                        -----------   -----------
                                                                         2,125,352     2,046,201
                                                                        -----------   -----------
                                                                           199,922       868,246
PROVISION FOR (RECOVERY OF) INCOME TAXES
Current..............................................................      268,383       544,856
Deferred.............................................................     (115,000)     (200,000)
                                                                        -----------   -----------
                                                                           153,383       344,856
                                                                        -----------   -----------
Earnings before non-controlling interests............................       46,539       523,390
Non-controlling interests in loss of a subsidiary....................           --         3,730
                                                                        -----------   -----------
NET EARNINGS FOR THE PERIOD..........................................       46,539       527,120
                                                                        ===========   ===========

                                HAMRO GROUP INC.



       CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN FINANCIAL POSITION


            FOR THE THREE-MONTH PERIODS ENDED JULY 27, 1995 AND 1996



                                                                          1995           1996
                                                                           C$             C$
                                                                       ----------     ----------
OPERATING ACTIVITIES
Net earnings for the period.........................................       46,539        527,120
  Items not affecting cash --
     Amortization of capital assets.................................    1,428,012      1,450,547
     Amortization of other assets...................................      104,156        103,150
     Deferred income taxes..........................................     (115,000)      (200,000)
     Gain on sale of capital assets.................................      (24,861)       (12,556)
     Non-controlling interests......................................           --         (3,730)
                                                                       -----------    -----------
                                                                        1,438,846      1,864,531
Change in non-cash working capital items............................   (3,317,907)    (1,143,803)
                                                                       -----------    -----------
                                                                       (1,879,061)       720,728
                                                                       -----------    -----------
FINANCING ACTIVITIES
Increase in long-term debt..........................................      391,372              0
Payment of long-term debt...........................................     (455,564)      (471,685)
Redemption of preferred shares......................................     (240,000)             0
Dividends...........................................................       (6,000)             0
                                                                       -----------    -----------
                                                                         (310,192)      (471,685)
                                                                       -----------    -----------
INVESTING ACTIVITIES
Decrease in notes receivable........................................          138           (108)
Purchase of capital assets..........................................     (768,513)    (1,185,328)
Proceeds from sale of capital assets................................       30,616         72,156
Increase in other assets............................................         (672)             0
Increase in cumulative translation adjustment.......................       23,933         34,190
                                                                       -----------    -----------
                                                                         (714,498)    (1,079,090)
                                                                       -----------    -----------
INCREASE IN BANK LOANS DURING THE PERIOD............................   (2,903,751)      (830,047)
CASH IN BANK (BANK LOANS) -- BEGINNING OF PERIOD....................   (2,685,392)       344,529
                                                                       -----------    -----------
BANK LOANS -- END OF PERIOD.........................................   (5,589,143)      (485,518)
                                                                       ===========    ===========

                                HAMRO GROUP INC.



              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


                 FOR THE THREE-MONTH PERIOD ENDED JULY 27, 1996






1. NATURE OF OPERATIONS



     Hamro Group Inc. operates in the plastic industry. The company manufactures and distributes a wide range of plastic products as well as color concentrates.



2. BASIS OF PRESENTATION



     These consolidated financial statements have been prepared on a condensed basis and, accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the financial statements contain all adjustments (consisting solely of normal recurring adjustments) and disclosures necessary to make the information presented therein not misleading. These financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes thereto included in the Hamro Group Inc. April 30, 1996 financial statements.



3. BASIS OF CONSOLIDATION



     The consolidated financial statements include the accounts of the subsidiary, Groupe Hamelin Inc., and its American subsidiary, Hamelin Industries Inc., which have been accounted for using the purchase method.



4. INVENTORIES



                                                                                      1996
                                                                                       C$
                                                                                   ----------
Raw materials...................................................................    5,558,343
Finished goods..................................................................    4,564,420
Spare parts.....................................................................      621,775
                                                                                   -----------
                                                                                   10,744,538
                                                                                   ===========



5. RECONCILIATION OF CANADIAN TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES



     The following reconciles the Company's financial information according to generally accepted accounting principles in Canada to those in the United
States:



     a) Statement of Earnings:



                                                                     THREE MONTH PERIOD
                                                                       ENDED JULY 27
                                                                   ----------------------
                                                                    1996            1995
                                                                     C$              C$
                                                                   -------         ------
        Net earnings as shown in the financial statements.......   527,120         46,539
        Decrease in recovery of deferred income taxes...........    18,000         11,000
                                                                   -------         ------
        Net income according to generally accepted accounting
          principles in the United States.......................   509,120         35,539
                                                                   =======         ======

                                HAMRO GROUP INC.



              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


                 FOR THE THREE-MONTH PERIOD ENDED JULY 27, 1996



     b) Balance Sheet:



                                                                             AS OF JULY 27
                                                                                 1996
                                                                                  C$
                                                                             -------------
        Deferred income taxes as shown in the financial statements........     2,296,482
        Deferred income taxes according to general accepted accounting
          principles in the United States.................................     2,166,000
                                                                               ---------
        Difference resulting in an increase in retained earnings under
          generally accepted accounting principles in the United States...       130,482
                                                                               =========



     c) Statement of Changes in Financial Position:



     Under generally accepted accounting principles in the United States, bank loans would be excluded from the amount of cash, and changes in bank loans would be reflected as financing activities in the statement of changes in financial position. As a result, the amount of cash from financing activities in the year, and the cash at the end of the year, would be reported as follows:



                                                                     THREE MONTH PERIOD
                                                                        ENDED JULY 27
                                                                    ---------------------
                                                                     1996         1995
                                                                      C$           C$
                                                                    ------      ---------
        Cash from financing activities...........................   13,833      2,593,559
                                                                    ======      =========
        Cash at end of period....................................       --             --
                                                                    ======      =========

                        PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma combined condensed balance sheet at August 3, 1996 gives effect to the acquisition of Hamelin, the consummation of the Financing and the application of the net proceeds therefrom as if such events had occurred at August 3, 1996, and the unaudited pro forma combined statement of operations for the fiscal year ended October 28, 1995, and for the nine months ended August 3, 1996, give effect to the acquisitions of Hamelin and Portage, the consummation of the Financing and the application of the net proceeds therefrom as if such events had occurred at October 30, 1994.



     The pro forma financial information should be read in conjunction with the historical financial statements of the Company and the historical financial statements of Hamelin included elsewhere herein. The pro forma information may not be indicative of future financial position or financial position that would have been reported had the transactions been completed as of August 3, 1994 or May 4, 1996, and is not necessarily indicative of future earnings or earnings that would have been reported for the periods indicated had the transactions been completed at October 30, 1994. Further, the pro forma consolidated statement of operations for the nine months ended August 3, 1996, should not necessarily be taken as indicative of earnings for a full year.

                              UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET

                               AT AUGUST 3, 1996



                                                  HISTORICAL     HISTORICAL     PRO FORMA       PRO FORMA
                                                  SPARTECH(A)    HAMELIN(B)    ADJUSTMENTS      COMBINED
                                                  -----------    ----------    -----------      ---------
                                                                      (IN THOUSANDS)
ASSETS:
  Cash.........................................    $   3,131      $     --       $    --        $   3,131
  Receivables, Net.............................       55,329        11,320           (48)(c)       66,601
  Inventories..................................       44,768         7,817            --           52,585
  Prepayments and Other........................        1,752           452         1,038(d)         3,242
                                                   ---------      --------       -------        ---------
       Total Current Assets....................      104,980        19,589           990          125,559
  Property, Plant and Equipment, Net...........       74,675        18,859        16,479(e)       110,013
  Goodwill.....................................       32,920            73        12,774(f)        45,767
  Other Assets.................................        1,828           341          (331)(g)        1,838
                                                   ---------      --------       -------        ---------
       Total Assets............................    $ 214,403      $ 38,862       $29,912        $ 283,177
                                                   =========      ========       =======        =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current Maturities of Long-Term Debt.........          550         2,381        (2,028)(h)          903
  Accounts Payable and
     Accrued Liabilities.......................       51,377         8,015         2,315(i)        61,707
                                                   ---------      --------       -------        ---------
       Total Current Liabilities...............       51,927        10,396           287           62,610
  Long-Term Debt...............................       75,250        14,017        15,211(j)       104,478
  Other Liabilities............................        5,219         1,671        (1,671)(k)        5,219
  Total Stockholders' Equity...................       82,007        12,778        16,085(l)       110,870
                                                   ---------      --------       -------        ---------
       Total Liabilities and Stockholders'
          Equity...............................    $ 214,403      $ 38,862       $29,912        $ 283,177
                                                   =========      ========       =======        =========


                                                   (footnotes on following page)

                              UNAUDITED PRO FORMA


                        COMBINED CONDENSED BALANCE SHEET


                               AT AUGUST 3, 1996

(footnotes from previous page)


(a) The Portage Acquisition was effective May 9, 1996 and is therefore included in the Historical Spartech balance sheet as of August 3, 1996.



(b) Hamelin operates with the Canadian $(C$) as its functional currency. For the purposes of the Pro Forma balance sheet, Hamelin's historical balances have been translated using a C$ in US$ exchange rate of .7275 (the currency exchange rate reported as of August 3, 1996 in the Wall Street Journal).



(c)  To eliminate the Hamelin tax receivable not acquired.



(d) Represents the deferred tax effects on the adjustments to accrued liabilities net of the elimination of the tax credit not acquired:



        Record deferred taxes................................................   $1,140
        Eliminate income tax credit..........................................     (102)
                                                                                ------
                                                                                $1,038
                                                                                ======



(e) Represents the write up of Hamelin net property, plant and equipment to its estimated fair value.



(f) Represents the net effect of writing off of the goodwill which existed prior to the acquisition and recording the excess of the purchase price over the estimated value of the assets acquired from Hamelin.


(g)  To eliminate Hamelin other assets not acquired.

(h)  To eliminate the current maturities of Hamelin's debt not assumed.


(i) Represents the net effect of the elimination of the Hamelin liabilities not assumed and the accrued liabilities not recorded in connection with the acquisition:



        Hamelin liabilities not assumed......................................   $ (686)
        Severance, vacation pay, and other accrued liability.................   $3,001
                                                                                ------
                                                                                $2,315
                                                                                ======



(j) Represents the net effect of the new borrowings under the debt financing arrangements for the acquisition, the elimination of the Hamelin debt not assumed and the Offering proceeds in excess of the Hamelin purchase price used to pay down bank borrowings:



        Hamelin Debt Financing.............................................   $ 30,000
        Hamelin debt not assumed...........................................    (14,017)
        Hamelin additional Offering proceeds...............................   $   (772)
                                                                              --------
                                                                              $ 15,211
                                                                              ========



(k) Represents the net effect of the elimination of Hamelin liabilities not assumed.



(l) Represents the elimination of the Hamelin stockholder's equity and reflecting the net proceeds of the Offering:



        Eliminate Hamelin Equity...................................             $(12,778)
        Record Offering:
          Gross proceeds to the Company (assuming a public offering
             price of $10.25)......................................   30,750
          Underwriter's discount and commissions...................   (1,537)
          Direct costs of Offering.................................     (350)
                                                                      ------
                                                                                $ 28,863
                                                                                --------
                                                                                $ 16,085
                                                                                ========

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED OCTOBER 28, 1995


                                                               YEAR ENDED OCTOBER 28, 1995
                                                          -------------------------------------
                                             HISTORICAL   HISTORICAL   HISTORICAL    PRO FORMA       PRO FORMA
                                              SPARTECH     PORTAGE     HAMELIN(A)   ADJUSTMENTS      COMBINED
                                             ----------   ----------   ----------   -----------      ---------
                                                     (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
SUMMARY OF OPERATIONS:
  Net Sales................................   $ 352,273    $ 35,318     $ 77,392      $    --        $ 464,983
  Costs and Expenses
     Cost of Sales.........................     302,394      31,059       66,055       (4,968)(c)      394,540
     Selling and Administrative............      24,545       2,829        7,101       (1,441)(d)       33,034
     Goodwill Amortization.................         730         105            4          450(e)         1,289
                                              ---------    --------     --------      -------        ---------
  Operating Earnings from Continuing
     Operations............................      24,604       1,325        4,232        5,959           36,120
  Interest Expense.........................       4,960         259        2,255        1,250(f)         8,724
  Other Expense (Income)...................          --          --         (227)          --             (227)
                                              ---------    --------     --------      -------        ---------
  Earnings Before Provision for Income
     Taxes.................................      19,644       1,066        2,204        4,709           27,623
     Provision for Income Taxes............       5,110         437          680        1,915(g)         8,142
                                              ---------    --------     --------      -------        ---------
  Net Earnings from Continuing
     Operations............................      14,534         629        1,524        2,794           19,481
     Preferred Stock Accretion.............      (1,098)         --           --           --           (1,098)
                                              ---------    --------     --------      -------        ---------
  Net Earnings Applicable to Common Stock
     and Equivalents.......................   $  13,436    $    629     $  1,524      $ 2,794        $  18,383
                                              =========    ========     ========      =======        =========
  Weighted Average Shares:
     Primary...............................      16,858                                 3,000           19,858
                                              =========                               =======        =========
     Fully Diluted.........................      24,111                                 3,000           27,111
                                              =========                               =======        =========
PER SHARE INFORMATION:
  Net Earnings per Share
     Primary...............................   $    0.80                                              $    0.93
                                              =========                                              =========
     Fully Diluted.........................   $    0.60                                              $    0.72
                                              =========                                              =========

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS

                    FOR THE NINE MONTHS ENDED AUGUST 3, 1996



                                                           NINE MONTHS ENDED AUGUST 3, 1996
                                         ---------------------------------------------------------------------
                                         HISTORICAL   PRE-ACQUISITION   HISTORICAL    PRO FORMA      PRO FORMA
                                          SPARTECH      PORTAGE (B)     HAMELIN (A)   ADJUSTMENTS    COMBINED
                                         ----------   ---------------   -----------   ---------      ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
  Net Sales.............................  $ 287,019       $18,120         $58,083      $    --       $ 363,222
  Costs and Expenses
     Cost of Sales......................    242,954        15,948          48,633       (3,176)(c)     304,359
     Selling and Administrative.........     18,139         1,516           5,482       (1,045)(d)      24,092
     Goodwill Amortization..............        619            52               4          305(e)          980
                                           --------       -------         -------      -------        --------
  Operating Earnings from Continuing
     Operations.........................     25,307           604           3,964        3,916          33,791
  Interest Expense......................      3,577           108           1,331        1,022(f)        6,038
  Other Expense (Income)................         --            --            (716)         545(h)         (171)
                                           --------       -------         -------      -------        --------
  Earnings Before Provision for Income
     Taxes..............................     21,730           496           3,349        2,349          27,924
     Provision for Income Taxes.........      8,149           203             852        1,299(g)       10,503
     Non-Controlling Interest...........         --            --               9           (9)             --
                                           --------       -------         -------      -------        --------
  Net Earnings from Continuing
     Operations.........................  $  13,581       $   293         $ 2,488      $ 1,059       $  17,421
                                           ========       =======         =======      =======        ========
  Weighted Average Shares:
     Primary............................     24,536                                      3,000          27,536
                                           ========                                    =======        ========
     Fully Diluted......................     24,777                                      3,000          27,777
                                           ========                                    =======        ========
PER SHARE INFORMATION:
  Net Earnings per Share Primary........  $    0.55                                                  $    0.63
                                           ========                                                   ========
          Fully Diluted.................  $    0.55                                                  $    0.63
                                           ========                                                   ========


                                                   (footnotes on following page)

(footnotes from previous page)

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


(a) Hamelin operates with the Canadian $ (C$) as its functional currency. For the purposes of the Pro Forma income statements, Hamelin's historical balances have been translated using a C$ in US$ currency exchange rate of .7275 (the currency exchange rate reported as of August 3, 1996 in the Wall Street Journal).



(b) Portage was acquired by the Company on May 9, 1996. Therefore, the pre-acquisition statement of operations of Portage represents approximately six months of operations from November 1, 1995 through May 8, 1996. Pro forma adjustments related to Portage represent adjustments to this six month period prior to the acquisition.



     Results of operations of Portage subsequent to the acquisition date (May 9, 1996 through August 3, 1996) are included in the Historical Spartech statement of operations. Total sales for Portage during this period were approximately $8.5 million.



(c) Represents the reduction in costs of materials and conversion costs related to the effect of Spartech's contractual arrangements and the change in depreciation expense of plant assets and the elimination of nonrecurring severance and salary.



                                                            YEAR ENDED       NINE MONTHS ENDED
                                                         OCTOBER 28, 1995      AUGUST 3, 1996
                                                         ----------------    ------------------
        Reduction in costs of sales...................       $ (2,874)            $ (1,855)
        Change in depreciation expense................         (1,706)              (1,168)
        Nonrecurring severance and salary.............           (388)                (153)
                                                              -------              -------
                                                             $ (4,968)            $ (3,176)
                                                              =======              =======



(d) Represents the elimination of the management fee and related expenses of previous owner, the change in depreciation expense on the office assets, reductions for duplicate administrative expenses, and the elimination of the amortization on other assets not acquired from Hamelin:



                                                            YEAR ENDED       NINE MONTHS ENDED
                                                         OCTOBER 28, 1995      AUGUST 3, 1996
                                                         ----------------    ------------------
        Elimination of Hamelin management fee.........       $   (509)            $   (382)
        Change in depreciation expense................           (122)                 (85)
        Reduction of duplicate administrative
          expenses....................................           (500)                (346)
        Elimination of amortization on assets not
          acquired from Hamelin.......................           (310)                (232)
                                                              -------                -----
                                                             $ (1,441)            $ (1,045)
                                                              =======                =====



(e) Represents the amortization of new goodwill from the acquisition, net of the elimination of amortization on goodwill which existed prior to the acquisition:



                                                            YEAR ENDED       NINE MONTHS ENDED
                                                         OCTOBER 28, 1995      AUGUST 3, 1996
                                                         ----------------    ------------------
        Portage goodwill ($9,525 over 40 years less
          historical amortization)....................         $133                 $ 67
        Hamelin goodwill ($12,847 over 40 years less
          historical amortization)....................          317                  238
                                                               ----                 ----
                                                               $450                 $305
                                                               ====                 ====

(f) Represents interest expense at Portage on the amount of the purchase price and the increase in interest at Hamelin for the amount borrowed under the Debt Financing:



                                                            YEAR ENDED       NINE MONTHS ENDED
                                                         OCTOBER 28, 1995      AUGUST 3, 1996
                                                         ----------------    ------------------
        Portage acquisition ($17,686 at average 6.25%
          LIBOR)......................................        $1,105               $  553
        Debt Financing for Hamelin ($30,000 at 8%, net
          of previously recorded interest expense)....           145                  469
                                                              ------               ------
                                                              $1,250               $1,022
                                                              ======               ======



(g)  To adjust the tax rate for Portage and Hamelin to 38%.



(h) To eliminate the non-recurring income from research and development investment tax credits related to Hamelin's fiscal years 1987 through 1995, received and recorded in the nine-month period ended August 3, 1996.

             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary....................     3
Risk Factors..........................     9
The Financing.........................    11
Use of Proceeds.......................    11
Price Range of Common Stock and
  Dividends...........................    12
Capitalization........................    13
Pro Forma Financial Data..............    14
Selected Historical Financial Data....    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business..............................    23
Management............................    30
Principal and Selling Stockholders....    32
Description of Capital Stock..........    33
Underwriting..........................    35
Notice to Canadian Residents..........    36
Legal Matters.........................    36
Experts...............................    37
Incorporation of Certain Documents by
  Reference...........................    37
Additional Information................    37
Index to Financial Statements.........   F-1


             ------------------------------------------------------

             ------------------------------------------------------

                                 SPARTECH LOGO

                                6,000,000 Shares

                                  Common Stock
                                ($.75 par value)

                                   PROSPECTUS

                                CS First Boston

                           A.G. Edwards & Sons, Inc.
             ------------------------------------------------------

                            STATEMENT OF DIFFERENCES

Appearing at the upper-left corner of the outside front cover and at the upper-right corner of the outside back cover of the Prospectus is the Company's Logo. The Company's Logo is a one inch by one inch square design printed in blue and red ink with the name of the Company printed across the square in black ink. Appearing on a two-page gatefold to the front cover of the Prospectus are the following: (a) a photo of a Company extrusion line used to produce rigid sheet & rollstock, (b) six photos of samples of end-user products manufactured by the Company and its customers using the Company's extruded sheet & rollstock, specialty plastic alloys, compounds and color concentrates, and
(c) a map of the United States and Canada displaying the location of the Company's Corporate headquarters and each of its existing fifteen extruded sheet & rollstock and merchant compounding facilities, as well as the seven facilities operated by Hamelin Group Inc.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions:


        Securities and Exchange commission registration fee................   $ 25,429
        NASD filing fee....................................................      7,874
        Blue sky fees and expenses.........................................     10,000
        Transfer agent fees and expenses...................................        200
        Printing and engraving fees........................................     65,000
        Legal fees and expenses............................................    100,000
        Accounting fees and expenses.......................................     60,000
        New York Stock Exchange listing fee................................     10,500
        Miscellaneous......................................................     20,997
                                                                              ----------
                                                                                     -
             Total.........................................................   $300,000
                                                                              ===========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law and Section Eight of the Registrant's Certificate of Incorporation provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

     A list of exhibits is set forth in the Exhibit Index appearing elsewhere in this Registration Statement and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri on August 28, 1996.


                                          SPARTECH CORPORATION


                                          By:     /s/ BRADLEY B. BUECHLER

                                            ------------------------------------
                                                    Bradley B. Buechler
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on August 28, 1996.



                     SIGNATURE                                       TITLE
       -------------------------------------   -------------------------------------------------
          /s/ BRADLEY B. BUECHLER              President, Chief Executive Officer and Director
- --------------------------------------------   (Principal Executive Officer)
            Bradley B. Buechler

            /s/ DAVID B. MUELLER               Executive Vice President, Chief Operating
- --------------------------------------------   Officer, Secretary and Director
              David B. Mueller

            /s/ RANDY C. MARTIN                Vice President Finance and Chief Financial
- --------------------------------------------   Officer
              Randy C. Martin                  (Principal Financial and Accounting Officer)

                     *                         Director
- --------------------------------------------
               John F. Arning

                     *                         Director
- --------------------------------------------
             Thomas L. Cassidy

                     *                         Director
- --------------------------------------------
               W.R. Clerihue

                     *                         Director
- --------------------------------------------
              Francis J. Eaton

                     *                         Director
- --------------------------------------------
            Jackson W. Robinson

                     *                         Director
- --------------------------------------------
             Rodney H. Sellers

 *By:         /s/ BRADLEY B. BUECHLER
       -------------------------------------
                Bradley B. Buechler
                 Attorney-in-fact

 *By:          /s/ DAVID B. MUELLER
       -------------------------------------
                 David B. Mueller
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT                                                                                SEQUENTIAL
NUMBER                                   DESCRIPTION                                    PAGE NO.
- ------    --------------------------------------------------------------------------   ----------
  1.1     Form of Underwriting Agreement
  5.1*    Opinion of Armstrong, Teasdale, Schlafly & Davis as to the legality of the shares
 23.1*    Consent of Arthur Andersen LLP
 23.2*    Consent of Coopers & Lybrand
 23.3*    Consent of Armstrong, Teasdale, Schlafly & Davis (included in Exhibits
          5.1)
 24.1     Power of Attorney (included on Page II-3)


- -------------------------

* Filed herewith.